UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Esterline Technologies Corporation

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ESTERLINE TECHNOLOGIES CORPORATION

500 108th Avenue NE

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 7, 2012

To the Shareholders of Esterline Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2012 annual meeting of shareholders for ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), will be held on Wednesday, March 7, 2012, at 10:30 a.m. (local time), at the Montage Laguna Beach, 30801 South Coast Highway, Laguna Beach, California, for the following purposes:

(1)	to elect as directors of the Company the four nominees named in the attached proxy statement;

(2)	to approve, on a nonbinding basis, the compensation of the Company’s named executive officers for the fiscal year ended October 28, 2011;

(3)	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 26, 2012; and

(4)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 10, 2012, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

The Company’s Annual Report for fiscal year 2011 is provided for your convenience.

By order of the Board of Directors

ROBERT D. GEORGE
Vice President,
Chief Financial Officer,
Corporate Development and Secretary

January 26, 2012

1

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 7, 2012

This proxy statement, which is first being provided to shareholders on or about January XX, 2012, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the “Company”) of proxies in the accompanying form to be voted at the 2012 annual meeting of shareholders of the Company to be held on Wednesday, March 7, 2012, at 10:30 a.m. (local time), at the Montage Laguna Beach, 30801 South Coast Highway, Laguna Beach, California 92651, and at any adjournment or postponement thereof. The Company’s principal executive office is at 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may, without additional compensation, solicit the return of proxies by telephone, telegram, messenger, facsimile transmission or personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse such persons for their expenses in so doing. The Company has retained MacKenzie Partners, Inc. to provide proxy solicitation services for a fee of $9,000, plus reimbursement of its out-of-pocket expenses.

Registered shareholders can vote in person, by Internet, by telephone or by mail, as described below. If you are a beneficial shareholder, please refer to the information forwarded by your broker, bank or other holder of record to see what options are available to you. Registered shareholders may cast their vote by:

(1)	Attending and voting in person at the annual meeting;

(2)

Accessing the Internet website specified in the Notice of Internet Availability and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card);

(3)

Calling the telephone number specified in the Notice of Internet Availability and voting by following the instructions provided on the phone line (or if copies of the proxy materials were requested, as specified in the printed proxy card); or

(4)	Requesting a printed proxy card and completing, signing, dating and promptly mailing the proxy card in the envelope provided.

Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date or (c) by notifying the Secretary of the Company in writing, at the Company’s address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date. All shares represented by valid proxies will be voted at the meeting. Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

The Board of Directors has fixed the close of business on January 10, 2012, as the record date for determining the holders of common stock of the Company (the “Common Stock”) entitled to notice of and to vote at the annual meeting. The Common Stock is listed for trading on the New York Stock Exchange. At the close of business on the record date there were outstanding and entitled to vote 30,642,001 shares of Common Stock, which are entitled to one vote per share on all matters which properly come before the annual meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting. The inspector of elections, who determines whether or not a quorum is present at the annual meeting, will count abstentions and broker non-votes, which are discussed further below, as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. There must be a quorum for the meeting to be held. The Company has appointed Computershare Shareowner Services LLC as the inspector of elections for the annual meeting.

Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections appointed for the annual meeting. The inspector of elections will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum.

For Proposal One regarding the election of directors, each nominee must receive an affirmative vote of a majority of votes cast, either in person or represented by proxy at the meeting to be elected to the Board of Directors. Shareholders are not entitled to cumulate votes in electing directors. For Proposal Two regarding the advisory vote on the executive compensation of the Company’s named executive officers, the affirmative vote of a majority of the votes cast will be required for approval of the proposal. For Proposal Three, an affirmative vote of a majority of votes cast will be required to approve the ratification of selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2012. The votes on Proposal Two (regarding executive compensation) and Proposal Three (regarding the ratification of our independent auditors) are advisory in nature and are nonbinding.

Abstentions and broker non-votes will not be considered votes cast with respect to Proposals One through Three and as a result, they will have no effect on the vote relating to those proposals. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may not exercise discretion to vote shares as to non-routine matters, such as the election of directors or the advisory votes on executive compensation. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to routine matters, such as the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Company’s Bylaws, as amended and restated, provide for a board of directors that consists of not less than seven (7) or more than twelve (12) members, as may be fixed from time to time by the Board of Directors. The Company’s Restated Certificate of Incorporation provides that the directors will be divided into three classes, with the classes serving for staggered, three-year terms such that approximately one-third of the directors are elected each year.

In March 2011, the Board of Directors increased the authorized number of directors of the Board to ten, elected Ms. Mary L. Howell to fill the vacancy created by the expansion and, in accordance with the Company’s Restated Certificate of Incorporation, classified Ms. Howell into the class of directors whose term expires at the 2012 annual meeting. In October 2011, Mr. Nosbaum announced his resignation from the Board and the Board of Directors reduced the authorized number of directors to nine.

Majority Voting in Director Elections

Pursuant to the Company’s Amended and Restated Bylaws a director nominee must receive more “For” votes than “Against” votes. Abstentions will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted.

Under the Company’s Corporate Governance Guidelines, the Board will nominate only those persons who tender, in advance, irrevocable resignations, which are effective upon a director’s failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. The Board will act on the resignation, taking into account the recommendation of the Nominating & Corporate

Governance Committee, and publicly disclose its decision within 90 days from the date of the certification of the election results. Any director who tenders such a resignation in accordance with the Corporate Governance Guidelines will not participate in the Nominating & Corporate Governance Committee recommendation or Board decision on the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board as provided for and in accordance with the Bylaws.

The Board of Directors recommends a vote FOR its director nominees named below.

Information as to each nominee and each director whose term will continue after the 2012 annual meeting is provided below. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the election of the nominees named below. The Board of Directors knows of no reason why any of its nominees will be unable or unwilling to serve. If any nominee becomes unavailable to serve, the Board of Directors intends for the persons named as proxies to vote for the election of such other persons, if any, as the Board of Directors may recommend.

Nominees to the class of directors whose term will expire at the 2015 annual meeting:

Delores M. Etter

Director, Caruth Institute for Engineering Education and Texas Instruments

Distinguished Chair in Engineering Education, Southern Methodist University. Age 64.

Dr. Etter has been the Director of the Caruth Institute for Engineering Education and the Texas Instruments Distinguished Chair in Engineering Education at Southern Methodist University since June 2008. Previously, she held the position of Assistant Secretary of the Navy for Research, Development and Acquisition from September 2005 to November 2007. She is also a member of the National Academy of Engineering and is a Fellow of the Institute of Electrical and Electronic Engineers, the American Association for the Advancement of Science, and the American Society for Engineering Education. She is also a director of LORD Corporation and Stantec Inc. She has been a director of the Company since 2010.

Dr. Etter has had multiple, substantive experiences within the U.S. Department of Defense, as well as serving on the faculty at the U.S. Naval Academy. This experience, coupled with her deep technical knowledge, and her familiarity with the Joint Strike Fighter and the Mine Resistant Ambush Protected Vehicle program enable Dr. Etter to provide insight and guidance to management and the Board.

Mary L. Howell

Executive Vice President (Retired), Textron, Inc. Age 59.

Prior to January 2010, Ms. Howell was the Executive Vice President of Textron, Inc. (a multi-industry company serving aircraft, automotive, defense, industrial, and finance businesses), having held such position since August 1995. Ms. Howell is also a board member of the Atlantic Council of the United States and is an advisor to the Center for a New American Society. She has been a director of the Company since 2011.

Ms. Howell has had extensive experience in the commercial and military markets. She has deep expertise in marketing, sales and business development. She served on the boards of the National Association of Manufacturers and the Aerospace Industries Association. Further, her experience as a board member of FM Global gives her insight to sophisticated risk management practices.

Jerry D. Leitman

Chairman (Retired), FuelCell Energy, Inc. Age 69.

Prior to February 2007, Mr. Leitman was the Chairman of the Board of FuelCell Energy, Inc. (a fuel cell company), having held such position since June 2002. In addition, he also served as Chief Executive Officer from June 2002 to January 2006. He has been a director of the Company since 1998.

Mr. Leitman’s contributions to the Board come from a combination of skills acquired from his time as an executive in a global, complex multinational firm – ABB – as well as the driving force and CEO and Chairman of a start-up energy company. These experiences enable Mr. Leitman to provide insight on capital structure decisions, compensation planning, and leadership in fast moving organizations.

Gary E. Pruitt

Chairman (Retired), Univar. Age 61.

Prior to November 2010, Mr. Pruitt was the Chairman of Univar (a leading chemical distributor), having held such position since June 2002. In addition, he also served as Chief Executive Officer from June 2002 to October 2009. He is also a director of Itron, Inc. and Premera Blue Cross, and a trustee of Public Storage, Inc. He has been a director of the Company since 2009.

Mr. Pruitt brings extensive knowledge of growing and directing a large, complex, global company. Mr. Pruitt also is familiar with the nuances of international taxation, as he has significant experience in capital structure and treasury management. This unique set of skills is valuable to the Board as the Company has material portions of the business located outside of the U.S., as well as a complex organizational tax structure.

Continuing directors:

Robert W. Cremin

Chairman, Esterline Technologies Corporation. Age 71.

Mr. Cremin has been Chairman since January 2001. In addition, he also served as Chief Executive Officer from January 1999 to October 2009 and President from September 1997 to June 2009. He is also a director and chairman of Dover Corporation, as well as a director of the Pacific Northwest Ballet, Premera Blue Cross, and the Seattle Symphony. Mr. Cremin also serves as the Honorary British Consul in Seattle. He has been a director of the Company since 1998, and his current term expires in 2014.

Mr. Cremin has been associated with Esterline for over 30 years, serving in many capacities as an employee, including Group Vice President, President, Chief Executive Officer, and currently, as Chairman of the Board. Mr. Cremin has extensive knowledge of the Company’s strategies, technologies, and culture, as well as deep knowledge of the aerospace and defense industry. Esterline has substantial operations in the United Kingdom and Mr. Cremin’s relationships with the Department of Trade and Industry continue to benefit the Company.

Anthony P. Franceschini

President and Chief Executive Officer (Retired), Stantec Inc. Age 60.

Prior to May 2009, Mr. Franceschini was the President and Chief Executive Officer of Stantec Inc. (an engineering, architecture and related professional services design firm), having held such positions since June 1998. He has served and continues to serve as a director of Stantec Inc. since March 1994. He is also a director of Aecon Group Inc. and ZCL Composites Inc. He has been a director of the Company since 2002, and his current term expires in 2014.

Mr. Franceschini has substantive experience in the area of mergers and acquisitions, having guided Stantec Inc. through a period of significant growth facilitated through many successful acquisitions. His understanding of the acquisition process and post-acquisition integration is beneficial to the Board and management. Additionally, as a Canadian citizen, Mr. Franceschini’s familiarity with Canadian law and banking is supportive of Esterline’s investments in Canada.

Paul V. Haack

Senior Partner (Retired), Deloitte & Touche LLP. Age 61.

Prior to 2006, Mr. Haack was a Senior Partner with Deloitte & Touche LLP (a public accounting firm) in their Chicago office, primarily serving companies in the aerospace and defense industry. He is also a director of SonoSite, Inc. He has been a director of the Company since 2006, and his current term expires in 2013.

Mr. Haack has extensive financial and accounting expertise gained from his many years with Deloitte & Touche LLP. He also has experience in complex mergers and acquisitions and capital structure issues gained from involvement in transactions during his career. Also, he has experience in the aerospace and defense industry, having worked with many companies in the industry as one of Deloitte’s practice leaders in aerospace and defense.

R. Bradley Lawrence

President and Chief Executive Officer, Esterline Technologies Corporation. Age 64.

Mr. Lawrence has been President and Chief Executive Officer since November 2009. Prior to that time, he was President and Chief Operating Officer since July 2009 and Group Vice President since January 2007. From September 2002 to January 2007, he was President of Advanced Input Systems, a subsidiary of the Company. He has been a director of the Company since November 2009, and his current term expires in 2013.

Mr. Lawrence has a breadth of experience in various functional areas including marketing, sales, and operations and in multiple industrial settings, including experience as the Platform President of the Company’s Interface Technologies operations. As CEO of the Company, this knowledge and experience adds substantial insight and provides the driving force to the Company’s operational excellence strategy.

James J. Morris

Vice President, Engineering and Manufacturing (Retired), The Boeing Company. Age 63.

Prior to 2007, Mr. Morris was the Vice President, Engineering and Manufacturing, of The Boeing Commercial Airplane Company, having held such position since 2005. He is a Principal at J2 Ventures and is a director of LORD Corporation, JURA Corporation, and 2Source Manufacturing Inc. He has been a consultant to Héroux-Devtek, Inc. since 2008. He has been a director of the Company since 2007, and his current term expires in 2014.

Mr. Morris’ experience in supply chain management, engineering, and manufacturing at The Boeing Commercial Airplane Company and within Boeing’s helicopter business, as well as his continuing involvement in the aerospace industry, adds a depth of knowledge of the aerospace business, as well as a global perspective to the Board that is difficult to replicate. Mr. Morris has a solid understanding of the complexities involved in the dynamics of a low volume, high mix manufacturing environment found in many of Esterline’s operations.

OTHER INFORMATION AS TO DIRECTORS

Director Compensation

The following table describes the compensation earned by persons who served as non-employee directors during fiscal 2011. Employees of the Company serving on the Board or committees received no additional compensation for such service.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation $ (3)	Total ($)
Lewis E. Burns (4)	$42,750	$—	$—	$42,750
John F. Clearman (4)	60,750	—	—	60,750
Robert W. Cremin	204,500	72,000	48,377	324,877
Delores M. Etter (5)	40,750	72,000	—	112,750
Anthony P. Franceschini	58,125	72,000	—	130,125
Paul V. Haack	78,875	72,000	—	150,875
Mary L. Howell (6)	24,750	72,000	—	96,750
Jerry D. Leitman	57,875	72,000	—	129,875
James J. Morris	66,250	72,000	—	138,250
LeRoy D. Nosbaum (7)	63,500	72,000	—	135,500
Gary E. Pruitt	58,875	72,000	—	130,875

(1)	Amounts in this column represent retainers, meeting fees and chair fees.

(2)	Amounts in this column represent the aggregate grant date fair value of awards granted during fiscal 2011, computed in accordance with Accounting Standards Codification Topic 718 (ASC 718).

(3)	The amount in this column represents financial planning advisory fees in the amount of $34,561 and a related tax gross-up in the amount of $13,816.

(4)	In accordance with the Company’s mandatory retirement policy for directors, Messrs. Burns and Clearman retired immediately following the March 2, 2011 Annual Meeting of Shareholders.

(5)	Ms. Etter joined the Board in December 2010.

(6)	Ms. Howell joined the Board in March 2011.

(7)	Mr. Nosbaum resigned from the Board in October 2011.

During fiscal 2011, the Company paid the following cash fees to non-employee directors:

Non-Employee Chairman of the Board Annual Retainer	$150,000
Non-Employee Director (other than the Chairman) Annual Retainer	30,000
Lead Independent Director Additional Annual Retainer	25,000
Audit Committee Chair Additional Annual Retainer	12,500
Compensation Committee Chair Additional Annual Retainer	7,500
Nominating & Corporate Governance Committee Chair Additional Annual Retainer	5,000
Strategy & Technology Committee Chair Additional Annual Retainer	5,000
In Person Board Meeting	1,500
In Person Committee Meeting	1,500
Telephonic Board Meeting	750
Telephonic Committee Meeting	750

All stipends and meeting attendance fees are paid quarterly in arrears. The Company also reimburses non-employee directors for reasonable expenses incurred in attending Board and committee meetings. As the retired President and Chief Executive Officer of the Company, Mr. Cremin was also provided with financial planning benefits. In fiscal 2012, the Company paid Mr. Cremin a one-time tax gross-up in connection with an unanticipated tax liability caused by a new interpretation of imputed income related to the Company’s payment of financial planning services in fiscal 2011.

In addition, the Company pays each non-employee director compensation in the form of an annual issuance of $72,000 worth of fully-paid Common Stock immediately following each annual meeting of shareholders. During fiscal 2011, shares to non-employee directors were issued under the Company’s 2004 Equity Incentive Plan.

Board and Board Committees

There were nine meetings of the Board of Directors during fiscal 2011. During fiscal 2011, each director attended at least 88% of the total number of meetings of the Board of Directors and Board committees of which he/she was a member.

The Board recognizes that there is no single best approach to the structure of Board leadership and therefore, our Corporate Governance Guidelines provide that there shall be a Chairman of the Board who may or may not be a member of management. In the event the Chairman is a member of management, a Lead Independent Director shall be selected from among the non-management directors. This gives the Board the flexibility to structure the Board’s leadership in the best interests of the Company. Currently, Mr. Cremin serves as the Chairman of the Board, Mr. Lawrence, as President and Chief Executive Officer, serves as a member of the Board, and due to Mr. Cremin’s prior management positions with the Company, Mr. Haack currently serves as the Lead Independent Director.

The Chairman of the Board, if a non-management director, presides over executive sessions of non-management directors, which are held on a regular basis, generally at each scheduled Board meeting. Because the Chairman of the Board was an employee of the Company, the Lead Independent Director, Paul V. Haack, presided over the sessions. Non-management directors who are considered independent under the NYSE independence listing standards also meet in executive session at least annually. In addition, the Audit Committee has adopted the practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee and the Nominating & Corporate Governance Committee also have adopted a similar practice of meeting periodically without members of Company management present.

Board’s Role in Risk Oversight. The Company has traditionally identified and evaluated risk as part of its annual strategic planning process (carried out through its business units) and will continue to do so. Beginning in 2009, the Company developed and implemented an enterprise risk management program (“ERM”) which incorporates the business unit risk assessments. The Company’s ERM program is a systematic approach to risk assessment and mitigation, which is designed to measure, manage and aggregate risks on an enterprise-wide basis. Under the Company’s ERM program, management identifies various risks facing the Company and assesses such risks by likelihood of occurrence and potential impact on earnings. Management has the responsibility for developing an action plan to address, mitigate or monitor such risks. Management will update the ERM program annually to reassess existing risk profiles and to identify new types of risk.

The Board of Directors has chosen to retain overall responsibility for overseeing risk assessment in light of the interrelated nature of the elements of risk, rather than delegating this responsibility to a Board committee. As described below, the Board receives assistance from certain of its committees for the identification and monitoring of those risks that are related to the committees’ areas of focus as described in each committee charter. The Board and its committees exercise their risk oversight function by carefully evaluating management reports and making inquiries of management regarding material risk exposures and the steps taken to control such exposure.

The Audit Committee reviews risks related to internal controls, disclosure, financial reporting, and legal and compliance activity. Among other processes, the Audit Committee meets regularly in executive sessions with our internal and external auditors as well as the Chief Financial Officer and Chief Accounting Officer. As described more fully below in the section entitled “Statement Regarding Compensation Practices,” the Compensation Committee reviews risks associated with the Company’s compensation programs, to ensure that incentive compensation arrangements for employees do not encourage inappropriate risk taking.

Attendance at the Annual Meeting. The Board of Directors currently does not have a policy with regard to director attendance at the Company’s annual shareholders meeting; however, it schedules the first quarter meeting of the Board of Directors on the same date as the annual shareholders meeting. All of the Company’s directors attended the annual shareholders meeting in 2011.

Board Independence. The Board has reviewed the relationships between the Company and each director and has determined that a majority of the directors are independent for purposes of the NYSE corporate governance listing standards. In accordance with these listing standards, the Board adopted its own set of specified criteria, identified in the Company’s Corporate Governance Guidelines which are posted on the Company’s website at www.esterline.com under the Corporate Governance tab, to assist it in determining whether any relationship between a director and the Company impairs independence. Using the adopted criteria, the Board affirmatively determined that all of the directors, other than Mr. Lawrence and Mr. Cremin, are independent under the NYSE listing standards. Mr. Lawrence does not meet NYSE independence listing standards due to his current position as President and Chief Executive Officer of the Company. Mr. Cremin does not meet the NYSE independence listing standards due to his prior position as President and Chief Executive Officer of the Company within the last 3 years. In considering the independence of Dr. Etter, who was appointed as a director in December 2010, the Board considered her service as a consultant prior to her appointment, for which she received $9,000 in consulting fees. The Board determined that this prior relationship did not impair her independence and affirmatively determined that Dr. Etter is independent under the NYSE listing standards.

The Audit Committee currently consists of Madam and Messrs. Pruitt (Chairman), Haack, Howell, and Morris, each of whom is independent in accordance with applicable rules promulgated by the Securities and Exchange Commission (“SEC”) and NYSE listing standards. The Audit Committee selects and retains the independent registered public accounting firm to audit the Company’s annual financial statements, approves the terms of the engagement of the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Audit Committee’s responsibilities also include, among others, overseeing (1) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting therefrom and management’s response thereto and the accounting principles being applied by the Company in financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the performance of the Company’s internal auditors and the independent registered public accounting firm, and (5) such other related matters as may be assigned to it by the Board of Directors. The Audit Committee met eight times during fiscal 2011.

The Board of Directors has determined that both Messrs. Haack and Pruitt qualify as an “audit committee financial expert” as defined in Item 407 of Regulation S-K promulgated by the SEC and that each Audit Committee member has accounting and financial management literacy under NYSE listing standards.

The Compensation Committee currently consists of Mmes. and Messrs. Franceschini (Chairman), Etter, Howell, Leitman, and Pruitt, each of whom is independent in accordance with applicable NYSE listing standards. The Compensation Committee develops, evaluates and recommends to the Board for its approval corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer and other corporate officers in light of corporate goals and objectives, recommends the form and level of compensation for officers of the Company, recommends compensation for Board members and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Compensation Committee also administers the Company’s stock option plans and incentive compensation plans for senior corporate management, which includes recommending amendments to such plans. When appropriate, the Compensation Committee may form and delegate authority to subcommittees, or may delegate authority to one or more designated members of the Board or to corporate officers. The Chief Executive Officer and the Vice President of Human Resources are non-voting advisors to the Compensation Committee. The Compensation Committee solicits and considers recommendations from the Chief Executive Officer as to compensation for the other executive officers. The Compensation Committee has engaged Towers Watson, an independent executive compensation consultant, to help the Committee develop and review compensation programs for Company executives, including providing and analyzing survey data for executive officer and director compensation and providing recommendations related to the design of executive incentive plans. The Compensation Committee met eight times during fiscal 2011.

The Compensation Committee has the sole authority from the Board of Directors for the appointment, compensation, and oversight of the Company’s outside executive and director compensation consultant. Towers Watson’s fees for executive and director compensation consulting to the Compensation Committee in fiscal year 2011 were $68,987. Those services included assistance with reviewing the Company’s executive compensation strategy and programs, providing market benchmark information, advising on the competitiveness of director compensation, and providing governance guidance.

During the fiscal year, Towers Watson was also retained by Company management to provide services unrelated to executive or director compensation, including: actuarial and investment advice services for the Company’s retirement and health care plans, and compensation software benchmarking data and analysis for the Company’s general workforce. The Company paid Towers Watson $695,515 for those other services in fiscal 2011, as approved by management in the normal course of business.

Based on practices implemented by the Compensation Committee and by Towers Watson to ensure the objectivity of Towers Watson’s executive and director compensation consultant, the Compensation Committee believes the consulting advice it receives is objective and not influenced by Towers Watson’s other relationships with the Company.

Semler Brossy was selected by the Compensation Committee as the Committee’s new outside advisor in June 2011.

The Executive Committee currently consists of Messrs. Lawrence (Chairman), Cremin, Franceschini, and Haack. The Executive Committee reviews situations that might, at some future time, become items for consideration of the entire Board of Directors and acts on behalf of the entire Board of Directors between its meetings. The Executive Committee met once during fiscal 2011.

The Nominating & Corporate Governance Committee currently consists of Messrs. Leitman (Chairman), and Franceschini, each of whom is independent in accordance with applicable NYSE listing standards. The Nominating & Corporate Governance Committee recommends director candidates to the entire Board, oversees the evaluation of the Board of Directors and Company management, develops and monitors corporate governance principles, practices and guidelines for the Board of Directors and the Company, and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Nominating & Corporate Governance Committee met four times during fiscal 2011.

The Strategy & Technology Committee currently consists of Madam and Messrs. Morris (Chairman), Cremin, and Etter. The Strategy & Technology Committee reviews and makes recommendations to the Board of Directors regarding business and technology acquisition opportunities, monitors and evaluates the execution and performance of significant new product and technology launches, and monitors and evaluates the Company’s research and development programs. The Strategy & Technology Committee met eight times during fiscal 2011.

Director Nominations and Qualifications

In accordance with the Company’s Bylaws, as amended and restated, any shareholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at the 2013 annual shareholders meeting only if the Corporate Secretary receives written notice of any such nominations no earlier than October 7, 2012, and no later than November 6, 2012. Such nominations should be sent to: Esterline Technologies Corporation, Attn: Corporate Secretary, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 and comply with the requirements set forth in our Bylaws.

The Chairman of the Board, other directors or senior management of the Company may also recommend director nominees. The Nominating & Corporate Governance Committee will evaluate recommended director nominees, including those that are submitted to the Company by a shareholder, taking into consideration certain criteria such as business and community service skills and experience, policy-making experience, record of accomplishments, personal integrity and high moral responsibility, capacity to evaluate strategy and reach sound conclusions and current Board composition. In addition, prospective directors must have time available to devote to Board activities and be able to work well with the Chief Executive Officer and other members of the Board. Although there is no formal policy in place, the Company and the Nominating and Corporate Governance Committee value board members with varying viewpoints, backgrounds, and experiences. They consider candidates’ diverse backgrounds as a favorable asset in identifying nominees for director.

The Company did not receive any shareholder nominations for directors to be considered by the Nominating & Corporate Governance Committee for the 2012 annual shareholders meeting.

Communications with the Board

Shareholders, and other interested parties, may contact Mr. Haack, as the Lead Independent Director, the non-management directors as a group, the Board of Directors as a group or an individual director by the following means:

Email:	boardofdirectors@esterline.com

Mail:	Board of Directors Attn: Lead Independent Director or Corporate Secretary Esterline Technologies Corporation 500 108th Avenue NE, Suite 1500 Bellevue, WA 98004

Each communication should clearly specify the name of the individual director or group of directors to whom the communication is addressed. Communications sent by email are delivered directly to the Lead Independent Director and to the Corporate Secretary, who will promptly forward such communications to the specified director addressees. Communications sent by mail will be promptly forwarded by the Corporate Secretary to the specified director addressee or, if such communication is addressed to the full Board of Directors, to the Chairman of the Board and the Lead Independent Director, who will promptly forward such communication to the full Board of Directors. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2013 annual shareholders meeting should follow the procedures specified under “Shareholder Proposals for 2013” below. Shareholders wishing to nominate or recommend directors should follow the procedures specified under “Other Information as to Directors—Director Nominations and Qualifications” above.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its accounting and financial employees, including the Chief Executive Officer and Chief Financial Officer. This code of ethics, which is included as part of the Company’s Code of Business Conduct and Ethics that applies to the Company’s employees and directors, is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from application of the code of ethics provisions of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on its website at www.esterline.com under the Corporate Governance tab.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock as of January 10, 2012, by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
FMR LLC 82 Devonshire Street, Boston, MA 02109	4,283,510	(3)	14.0%
BlackRock, Inc 40 East 52nd Street, New York, NY 10022	2,540,603	(4)	8.3%
Dimensional Fund Advisors LP Palisades West – Bldg. One, 6300 Bee Cave Road, Austin, TX 78746	2,283,895	(5)	7.5%
Robert W. Cremin	380,331	(6)	1.2%
Robert D. George	134,100	(6)	*
R. Bradley Lawrence	119,151	(6)	*
Stephen R. Larson	81,925	(6)	*
Frank E. Houston	54,725	(6)	*
Jerry D. Leitman	24,272		*
Anthony P. Franceschini	12,192		*
Paul V. Haack	14,951		*
James J. Morris	8,418		*
Alain M. Durand	3,575	(6)	*
Gary E. Pruitt	2,630		*
Delores M. Etter	2,255		*
Mary L. Howell	1,020		*
Directors, nominees and executive officers as a group (17 persons)	906,018	(6)	2.9%

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 500 108th Avenue NE, Bellevue, Washington 98004.

(2)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of Common Stock subject to options currently exercisable or exercisable within 60 days after January 10, 2012, are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of January 10, 2012, there were 30,642,001 shares of Common Stock outstanding. Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)	The information on the number of shares held is based upon a Schedule 13G filed on February 14, 2011, on behalf of FMR LLC (“FMR”). Based upon such filing, FMR beneficially owns 4,283,510 shares.

(4)

The information on the number of shares held is based on a Schedule 13G filed on February 4, 2011, on behalf of BlackRock, Inc. (“BlackRock”). According to such filing, BlackRock beneficially owns 2,540,603 shares.

(5)

The information on the number of shares held is based upon a Schedule 13G filed on February 11, 2011, on behalf of Dimensional Fund Advisors LP (“Dimensional”). Based upon such filing, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the “Funds.” In its role as investment advisor or investment manager, Dimensional possessed sole voting and investment power over all of the shares. The Funds own all of the shares, and Dimensional disclaims beneficial ownership of such shares. Dimensional has sole voting power over 2,248,864 shares and sole dispositive power over 2,283,895 shares.

(6)

Includes shares subject to options granted under the Company’s Amended and Restated 1997 Stock Option Plan and the Company’s 2004 Equity Incentive Plan which are exercisable currently or within 60 days of January 10, 2012, as follows: Mr. Cremin, 373,675 shares; Mr. Lawrence, 113,800; Mr. George, 129,600 shares; Mr. Houston, 54,725 shares; Mr. Larson, 79,925 shares; Mr. Durand, 3,575 shares; and directors, nominees and executive officers as a group, 815,700 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion describes and analyzes Esterline’s compensation program for its Named Executive Officers (“NEOs”). For fiscal 2011, our NEOs are:

•	R. Bradley Lawrence, President and Chief Executive Officer (“CEO”);

•	Robert D. George, Vice President, Chief Financial Officer (“CFO”), Corporate Development and Secretary;

•	Alain M. Durand, Group Vice President;

•	Frank E. Houston, Senior Group Vice President; and

•	Stephen R. Larson, Vice President, Strategy and Technology.

For fiscal 2011, there were a few changes among our NEOs, reflecting executive succession in the normal course:

•	Mr. Durand was promoted to Group Vice President on June 8, 2011;

•	On July 26, 2011, we announced Mr. Larson’s intention to retire from the Company effective January 1, 2012; and

•

Mr. George assumed responsibility for the Company’s Corporate Development function, which Mr. Larson led for a number of years, and a portion of Mr. George’s financial management duties were re-assigned to Albert S. Yost, including election as the Company’s Treasurer.

This Compensation Discussion and Analysis (“CD&A”) is organized as follows:

•	An Executive Summary;

•	The Objectives of our Executive Compensation Program;

•	A Summary of Compensation Program Components;

•	A discussion of the Compensation Process by which the Compensation Committee (“Committee”) evaluates compensation for our NEOs;

•	A detailed discussion and analysis of Specific Compensation Decisions for the NEOs in Fiscal 2011;

•	A brief summary of Material Pay Decisions Made in 2011 for Fiscal 2012; and

•	A description of our new Stock Ownership Guidelines.

Executive Summary

Esterline continued its successful growth strategy in fiscal 2011, and achieved financial results among the strongest it its history. Most significantly, the Company acquired the Souriau Group and Eclipse Electronics during fiscal 2011; both companies strengthen the Company’s position for further growth into the future. Despite substantial non-cash acquisition-related accounting charges in fiscal 2011, the Company reported earnings per share equal to its record high year, which was fiscal 2010.

	Fiscal 2010	Fiscal 2011	% Change
Net revenues (in thousands)	$1,526,601	$1,717,985	+12.5%
Income from continuing operations (in thousands)	$130,039	$133,087	+2.3%
Diluted earnings per share – continuing operations	$4.27	$4.27	0%
Net income (in thousands)	$141,920	$133,040	-6.3%
Return on invested capital (“ROIC”)	7.6%	6.7%	-0.9%

Our performance in 2011 continues our long-term story of growth and profitability despite a challenging economic environment. Over the five-year period ending fiscal 2011, we delivered a compound annual growth rate (“CAGR”) of +14% and +17% for revenue and earnings per share, respectively.

Our executive pay program is based on long-standing principles of fairness — internally among our executives and externally relative to competitors – and paying for performance – where pay outcomes link directly to the Company’s performance. Further, and in keeping with these principles, we emphasize the direct elements of pay – base salaries and incentive compensation – more so than other, less direct elements (e.g., perquisites, or special executive benefits). For 2011, the main executive pay decisions were as follows:

•

Base salaries: Base salaries for Messrs. George, Houston, and Larson increased modestly (+4.0 to +4.2%) from fiscal 2010 levels based on the competitiveness of their current salaries. The base salary for Mr. Lawrence increased substantially (+16.7%) in recognition of the Company’s strong performance in fiscal 2010 and to move his salary toward a more competitive level. The base salary for Mr. Durand also increased substantially (+25%) in conjunction with his promotion to Group Vice President in June 2011.

•

Target annual incentive opportunities: Target annual incentive opportunities for the NEOs remained unchanged from fiscal 2010 levels with the exception of Mr. Durand whose target annual incentive opportunity increased (+5%) in connection with his promotion to Group Vice President in June 2011.

•

Actual annual incentive outcomes: Actual annual incentive awards reflected the Company’s fiscal 2011 earnings of $4.27 per share, which was below our targeted earnings of $4.48 per share and resulted in payouts at 88.2% of target amounts, except with respect to Mr. Durand who was paid under the Advanced Sensors subsidiary plan, as discussed in more detail below under the section titled “Specific Compensation Decisions for NEOs in Fiscal 2011—Annual Incentive Compensation Plan.”

Over the last five years, CEO annual incentive outcomes have tracked closely with our earnings per share performance. In fiscal 2007 through fiscal 2009 in the chart below, Mr. Cremin was CEO and Mr. Lawrence was a Group Vice President. Effective in fiscal 2010, Mr. Cremin became Chairman of the Board and Mr. Lawrence became President and CEO. The bar in each year reflects actual annual incentive for the CEO in that year.

•

Target long-term incentive opportunities: Long-term incentive opportunities for the NEOs, including stock options and a cash-based long-term incentive plan, remained unchanged from fiscal 2010 levels, with the exception of Mr. Durand. During the year, Mr. George was granted a one-time stock option grant of 5,000 shares in consideration of his assumption of responsibility for the corporate development function. In consideration of his promotion to Group Vice President, Mr. Durand’s long-term incentive target value increased + €28k (or $41k using an exchange rate of $1.00 = €0.686) and he was granted a special, one-time stock option grant of 25,000 shares.

•

Actual long-term incentive outcomes: Actual amounts to be earned will be based on our future stock price performance (for stock options) and our sustained financial performance for the three years beginning fiscal

2011 through fiscal 2013. The cash-based long-term incentive awards for the three years ending fiscal 2011 paid at 48.0% of target, consistent with our calculated earnings per share growth of 1.9% (compound annual growth rate for the three-year period), which was below our targeted earnings per share growth of 10%, and return on invested capital results of 6.9% (average annual return for the three-year period), which was above our targeted return on invested capital of 6.0% (invested capital is calculated as shareholder’s equity plus total debt over the three-year period). These results were due primarily to a strong fiscal 2008 against which earnings growth was measured, setting a high bar, plus the effect of the acquisition-related accounting costs taken in fiscal 2011 owing to the Company’s investment in future growth from completing the acquisitions of Eclipse and Souriau. As discussed in more detail below under the section titled “Specific Compensation Decisions for NEOs in Fiscal 2011—Long-Term Incentives—Cash-Based Long-Term Incentive Plan,” Mr. Durand received a pro-rated payout under his cash-based long-term incentive award.

	Target	Actual
Earnings Per Share Growth	10.0%	1.9%
Return on Invested Capital	6.0%	6.9%
Payout (as a % of target award amount)	100%	48.0%

Our compensation programs are designed to reward financial performance and shareholder value creation through a focus on pay-for-performance. The chart below helps to demonstrate the link between total CEO pay and total shareholder returns. In the chart below, total pay includes base salary, actual bonus earned, actual cash long-term incentive payouts, and grant date fair value of equity awards (all as defined for disclosure in the Summary Compensation Table). Indexed total shareholder return shows the value of $100 invested in our Common Stock in the first year shown.

Objectives of our Executive Compensation Program

The Committee of the Board of Directors works to provide our executives with competitive compensation opportunities that reward strong performance and promote shareholder interests. We base our executive compensation practices on principles designed to align executive compensation with Company business strategy, management initiatives, financial objectives and performance. In applying these principles, the Committee has established an executive compensation program to:

•	Attract and retain key executives critical to the success of the Company;

•	Ensure the long-term retention and continued development of strong operating leaders capable of managing a growing number of decentralized, worldwide operations;

•	Reinforce a pay-for-performance environment that rewards both the Company’s annual financial results and its longer-term achievements;

•	Reward executives for long-term strategic management and the enhancement of shareholder value;

•	Provide an appropriate mix of fixed and variable pay; and

•	Optimize organizational and individual performance, while controlling for potential risks through sound program design and thoughtful administration.

The Committee applies the same philosophy, objectives, and methods for establishing the CEO’s compensation as it does for all other executive officers.

Summary of Compensation Program Components

We believe the components of our compensation program are well-aligned to accomplish the objectives listed above. The Committee reviews the executive compensation program annually and makes adjustments as appropriate to meet Company objectives. In fiscal 2011 our executive compensation program remained generally consistent with our program for fiscal 2010 and had the following principal components:

PRINCIPAL ELEMENTS OF COMPENSATION
Base salary		• Provides a competitive level of annual compensation to attract and retain executives with the skills and experience necessary to lead our Company.
Annual cash incentive opportunities		• Focuses and rewards our NEOs on achievement of critical annual financial goals, as measured by earnings per share. • Serves as a critical element of our overall pay-for-performance approach.
Long-term incentive opportunities	Stock options	• Links pay for our NEOs directly to the shareholder experience, since value to the executive comes only with increases in share price.
Cash-based long-term incentive

•     Focuses and rewards our NEOs on driving profitable growth for the longer term, which, over time, is strongly correlated with shareholder value creation. Financial metrics include three-year compound annual growth in earnings per share and three-year average annual return on invested capital.

OTHER ELEMENTS OF COMPENSATION
Retirement earnings opportunities

•     Overall, these programs contribute to a competitive compensation package, thereby helping the Company to attract and retain talented executives. Principally, these programs are designed to:

•   Help our NEOs save for their retirement; and

•   Provide the opportunity to plan and defer taxation on income.

•     These programs are as follows for our NEOs based in the U.S.: a 401(k) savings plan, a traditional pension plan, a supplemental executive retirement pension plan (permits benefits to be earned on compensation that is in excess of statutory limits that apply to the traditional pension plan) and a supplemental executive retirement and deferred compensation plan (permits deferrals in excess of statutory limits on the 401(k) plan and provides a Company match). See the Benefits and Other Programs section of this CD&A for more information.

Limited perquisites

•     Conservative offerings mainly involving automobile allowances and financial planning advisory services that (1) save time and maintain focus for our executives, (2) provide our executives value beyond their cost to the Company, and (3) are fairly common in the broader market and in keeping with reasonable, competitive practice.

Change in control severance agreements

•     Intended to minimize personal considerations and maintain focus to the Company in the event of rumored or actual change in corporate control. Agreements with executives, including the NEOs, are “double-trigger.”

•     The Company does not provide executives with a tax gross-up to cover personal income taxes that may apply to any of these change in control benefits.

With respect to the principal elements of our executive pay program above, we consider annual incentives, cash-based long-term incentives and stock options to be performance-based, because each of these three elements is valuable to the executive only if performance goals are achieved and/ or share price improves. In 2011, performance-based incentives made up approximately 70% of the total target pay opportunity for our CEO and an average of approximately 60% for other NEOs.

Compensation Process

Market-based assessments of pay opportunities for our NEOs

As input into the compensation decision process, the Committee annually reviews the executive labor market in which we compete for talent. For fiscal year 2011, the Committee retained the services of Towers Watson, and then Semler Brossy, which was selected as the Committee’s new outside advisor in June 2011. In making its choice, the Committee decided to retain an independent, specialized firm that does no other work for and has no other business relationships with Esterline. With the help of its outside executive compensation consultant, the Committee compares compensation levels for our executives to the compensation paid to executives of comparable companies in the market in which we compete for employees.

In determining fiscal 2011 compensation, the Committee, on advice of Towers Watson, continued to use a salary structure based on a peer group of companies it selected in November 2009 and also continued to use peer group total compensation data from 2009. Selection criteria were targeted to publicly-traded companies in similar industries and of similar size to Esterline. For the year in which the following 13 peer companies were selected, median revenues were $1.43 billion (versus Esterline’s $1.41 billion), median market capitalization was $1.23 billion (versus Esterline’s $1.25 billion), and median total assets were $1.70 billion (versus Esterline’s $2.31 billion).

BE Aerospace, Inc.	JDS Uniphase Corp.	Sauer-Danfoss Inc.	Woodward Governor Co.
Crane Co.	Moog Inc.	Teledyne Technologies Inc.
Curtiss-Wright Corp.	Orbital Sciences Corp.	Tetra Tech Inc.
Ducommun Inc.	Roper Industries, Inc.	Triumph Group Inc.

In addition, Towers Watson referenced the following published surveys to gain an understanding of the market for positions of comparable responsibility (participant names in these surveys are proprietary and not available to the Company):

•

2009/2010 Watson Wyatt Top Management Compensation Report – Durable Goods Manufacturing Data. This survey covers 578 companies. Regression (trend-line) analysis was used to extrapolate salary and annual incentive values for companies with revenues of $1.5 billion and $1.75 billion.

•

2009 Mercer Executive Survey – Durable Goods Manufacturing Data. This survey covers 230 companies. Regression (trend-line) analysis was used to extrapolate compensation values for companies with revenues of $1.5 billion and $1.75 billion.

•

2009/2010 Watson Wyatt Long-Term Incentive Report – General Industry Long-Term Incentives Annual Multiple Tables. This survey covers 296 companies and reports long-term incentive values as a multiple of base salary for various base salary levels.

The Committee reviewed and compared the executives’ aggregate target direct compensation (base salary, short- and long-term incentives at target) against the aggregate compensation offered to executives in the 2009 peer group and the 2009 market surveys. In doing so, the Committee reviewed 25th, 50th and 75th percentile values.

Late in fiscal 2011, the Committee, with the assistance of Semler Brossy, reconsidered the peer group listed above. Criteria used to identify peers were similar to those used in fiscal 2009 – companies engaged in similar businesses and industries, of comparable size and business model, and subject to similar reporting requirements. The revised peer group is intended to better reflect our growing business, particularly given the 2011 acquisition of Souriau, which will impact revenue and assets going forward.

In selecting companies with similar business focus, primary consideration was given to Aerospace and Defense, with inclusion of broader industrial companies not to exceed 1/3 of the total group. Going forward to fiscal 2012, the Committee has developed the following peer group of 18 companies to represent an appropriate, competitive market when assessing pay levels and practices for our NEOs.

AAR Corp.	Flowserve Corp.	Spirit Aerosystems Holdings Inc.
Alliant Techsystems Inc.	Hexcel Corp.	SPX Corp.
AMETEK Inc.	Moog Inc.	Teledyne Technologies Inc.
BE Aerospace Inc.	Orbital Sciences Corp.	TriMas Corp.
Crane Co.	Rockwell Collins Inc.	Triumph Group Inc.
Curtiss-Wright Corp.	Roper Industries Inc.	Woodward Governor Co.

For this group of 18 companies, median revenue as of October 2011 is $2.17 billion (versus Esterline’s $1.7 billion for fiscal 2011 and its anticipated revenue of $2.0 to $2.1 billion in fiscal 2012), median market capitalization as of October 2011 is $2.4 billion (versus Esterline’s $1.7 billion), and median total assets as of October 2011 is $3.07 billion (versus Esterline’s $3.4 billion for fiscal 2011).

Review of Total Compensation

When the Committee evaluates any significant component of an executive officer’s total compensation, it considers the aggregate amounts and mix of all components in making its decision. For fiscal 2011, the Committee reviewed all components of compensation for each executive officer to get a complete picture of the total compensation opportunities awarded, including base salary, annual incentive compensation, long-term incentive compensation, retirement earnings opportunities, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and the earnings and the potential payout obligations under change in control scenarios. The Committee does not target any single element of compensation to specific peer company percentiles; rather, the Committee reviews pay for our NEOs relative to the peer and survey data to ensure that pay levels are “competitive,” or within a reasonable range around the median. Based on this review, the Committee determined that the executive officers’ total compensation opportunities were reasonable and aligned with competitive practice.

Governance Process

The Committee and the independent members of the Board approve all officer compensation programs and establish individual pay levels for all executive officers. The Committee seeks recommendations from the CEO and the Vice President, Human Resources as to appropriate program changes and pay levels for all executive officers apart from the CEO. It then consults with its outside advisor as to those recommendations and seeks advice as to appropriate pay levels for the CEO. In addition, the Committee and the independent members of the Board conduct an annual performance evaluation of the CEO, the results of which significantly contribute to decisions concerning CEO compensation. On this basis, the Committee develops proposals for consideration by all independent directors, who act on those proposals in executive session, outside the presence of the CEO and of any other officers.

We had an advisory vote on our executive compensation program (commonly referred to as the “say on pay” vote) at our annual meeting of shareholders held on March 2, 2011, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). Our 2011 say on pay proposal received substantial majority support from shareholders (over 97% “For” votes). We take this strong shareholder support as an assurance that our executive pay program and practices are reasonable and well-aligned with shareholder expectations. The Committee and management considered the results of that vote, and given the high approval level, did not make any changes to our executive compensation program in fiscal 2011. Further, and in response to our shareholders vote on the frequency of say on pay, we will hold an advisory vote on executive compensation on an annual basis. We are committed to being responsive to shareholder feedback, and the results of our annual say on pay votes help inform the Committee’s discussions about the executive pay program.

Risk Assessment

In developing and reviewing the Company’s executive incentive programs, management and the Committee analyze the business risks inherent in program designs to help ensure our programs do not induce executives to undertake unacceptable levels of business risk. Our compensation program, in total, is intended to reward the management team for strong performance over the long-term, with consideration to near-term actions and results that strengthen and protect our Company. We believe our balanced approach to performance measurement and pay delivery works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk. Further, program administration is subject to considerable internal controls, and when determining the principal outcomes – performance assessments and pay decisions – we rely on principles of sound governance and good business judgment. The Committee is satisfied that our plan designs are conservative in this respect, and that, together, the various components of pay work as a check and balance to ensure executive incentives are consistent with shareholder interests. For example, the annual incentive compensation plan’s goal to maximize current year earnings per share is balanced by the long-term incentive plan that measures growth in earnings per share and return on invested capital over a three-year period. Thus, risks are mitigated by a balance between time horizons, across different performance metrics, and across overlapping performance periods. The Company’s stock option grants also serve to moderate and balance risk; the grant vesting schedule is laddered incrementally over four years with the potential to increase in value over the full ten-year term of the grant.

As of the date of this proxy statement, we do not have a formal compensation recovery policy, often referred to as a “clawback” policy, aside from the clawback provisions for the CEO and CFO under the Sarbanes-Oxley Act of 2002, which provides that the CEO and the CFO must reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the twelve-month period following the preparation of an accounting restatement, as a result of misconduct. The Committee will adopt such a formal clawback policy once the final rules relating to such policies are issued pursuant to the Dodd-Frank Act.

Other Considerations

In determining executive compensation, the Committee also considers, among other factors, the possible tax consequences to Esterline and to its executives. For example, the stock options granted to NEOs and the cash-based annual incentive and long-term incentive plans are intended to comply with the exception for performance-based compensation under Internal Revenue Code Section 162(m). In addition, we considered the tax ramifications of the change in control termination protection agreements with our officers under Section 280G and Section 4999 of the Internal Revenue Code. In no circumstance does the Company gross up such payments or otherwise pay an officer’s individual tax liability. The agreements generally provide that in the event any payments under the agreements are considered to be “excess parachute payments” under Section 280G, either alone or together with other payments from us, the payments will be reduced so that the payments will not be treated as “excess parachute payments.” However, this payment reduction will only take place if the reduction would provide to the officer a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction. Finally, we considered the impact of Section 409A of the Internal Revenue Code on our compensation programs, which imposes tax penalties on certain nonqualified deferred compensation arrangements. Generally, we operate our covered arrangements in a manner intended to be exempt from Section 409A.

In addition to the above, the Committee considers the accounting consequences to the Company of different compensation decisions, as well as the impact on shareholder dilution.

Specific Compensation Decisions for NEOs in Fiscal 2011

Base Salary

The Committee targets base salaries to be competitive in the marketplaces in which we compete for key executive officers. The Committee considers available market data, referencing the peer group data and pay surveys (as discussed above), and targets pay to be within a reasonable range around the median. Our executive base salaries take into account competitive norms, scope and complexity of responsibilities, internal equity, the Company’s financial condition, as well as the qualifications, experience and sustained individual performance of the executive.

Effective January 2011, the independent members of the Board approved a base salary increase for Mr. Lawrence of 16.7% to $700,000; this was intended to move his compensation toward a more competitive level relative to the 2009 peer group median and the median of the 2009 market survey data. Base salary increases for the other NEOs in January 2011 ranged from 4.0% to 4.2%, consistent with the same peer group and market median reference points.

Effective June 8, 2011, the Board promoted Mr. Durand and elected him as a Group Vice President, with a base salary increase of 25% to €250k ($364k using an exchange rate of $1.00 = €0.686). Due to expected income tax increases related to his promotion and transfer from the Company’s Advanced Sensors operation to the executive officer compensation program, the effective rate of this base salary increase was estimated to be approximately 12.5% net of taxes. In establishing Mr. Durand’s base salary, the Committee and the Board also considered internal equity with respect to the other Group Vice Presidents, the 2009 peer data and the 2009 market survey data.

Annual Incentive Compensation Plan

We provide executives with annual incentive opportunities contingent on meeting pre-defined financial goals for the year. The purpose of the annual incentive plan is to encourage our officers to make prudent decisions that will strengthen current year financial results for shareholders. No executive is eligible to receive annual incentive compensation unless the Company achieves a minimum level of performance recommended by the Committee and approved by the independent members of the Board.

With advice from Towers Watson, the Committee identified a target award amount of annual incentive compensation for each participant expressed as a percentage of the base salary rate in effect as of the last day of the fiscal year. This percentage varied in proportion to the level of the individual executive’s responsibility within the Company, as well as on a review of current market data provided by Towers Watson. The target award amount was not guaranteed, but reflected what would be payable if targeted results were achieved. The following table shows the fiscal 2011 target opportunities for each NEO under our annual incentive plan:

Executive	Title	Target Annual Incentive Compensation as % of Base Salary
R. Bradley Lawrence	President and Chief Executive Officer	60%
Robert D. George	Vice President, Chief Financial Officer, Corporate Development and Secretary	40%
Alain M. Durand	Group Vice President	35%
Frank E. Houston	Senior Group Vice President	40%
Stephen R. Larson	Vice President, Strategy and Technology	40%

For fiscal 2011, the financial performance measure established for the annual incentive plan was fully-diluted net earnings per share. Earnings per share is a critical measure of annual performance for our Company internally, as well as for our shareholders and for stock market analysts. The earnings per share target in the annual incentive plan for fiscal 2011 was $4.48. This target was higher than the record-level $4.27 earnings per share result for fiscal 2010, which reflected a strong second half of fiscal 2010. As the fiscal 2011 year developed, the market trends and financial results softened for certain operations and the Company absorbed the purchase accounting expense requirements related to the acquisitions of Eclipse and Souriau. Accordingly, the year-end 2011 earnings per share result did not reach the $4.48 target.

The following table shows the potential payouts for each NEO under the fiscal 2011 annual incentive plan at various levels of earnings per share achievement (with linear interpolation for achievement between threshold and target and between target and maximum). Note that, due to his mid-year promotion, Mr. Durand had a different level of potential payouts, as explained following the table:

	Threshold	Actual	Target	Maximum
Earnings Per Share	$3.14	$4.27	$4.48	$5.82
Potential Payout (as a % of target award amount)	25%	88.2%	100%	200%

Actual earnings per share achieved for fiscal 2011 was $4.27, or 95.3% of the earnings per share target, resulting in a payout at 88.2% of the target award opportunity for all NEOs except Mr. Durand. Actual award amounts under the annual incentive plan are reflected in the Summary Compensation Table for Fiscal 2011 included in this proxy statement.

In consideration of Mr. Durand’s promotion, his target opportunity increased from 30% of base salary to 35% of base salary. As a transition measure, Mr. Durand’s promotion terms appointed him to the Company’s annual incentive plan and also allowed him to retain his appointment to the Advanced Sensors subsidiary plan for fiscal 2011, providing that he would be paid under whichever of the two plans produced the higher result. Accordingly, Mr. Durand was paid under the Advanced Sensors plan, which resulted in a payout of 200% of his target award. The calculation for his payout award was $122,233 target (35% of his base salary converted using the following average exchange rate for the 12-month period as of the end of the fiscal year: U.S. $1.00 = €0.7158) times 200% which is the maximum payout allowed under the plan (100% for the operating profit growth target and 100% for the return on operating investment target). The business performance targets for the Advanced Sensors subsidiary plan were 10% growth in operating profit and 12.5% return on operating investment, equally weighted. The fiscal 2011 results were 47% growth in operating profit and 17.5% return on operating investment.

After award amounts were computed for fiscal 2011, the Committee had discretion under plan terms to adjust the actual payouts upward or downward by as much as 25% of the greater of the executive’s computed award and the executive’s target award amount to reflect the individual contributions. The Committee rarely makes such adjustments and did not make any to annual incentive awards for fiscal 2011. The Committee may only exercise downward discretion for CEO awards or those for any other executive where awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Long-Term Incentives

We believe that the combination of stock option grants and a cash-based long-term incentive plan (LTIP) provides executives with competitive long-term incentive opportunities. Stock options help to align executive and shareholder interests by linking executive pay directly to share price appreciation. The cash-based LTIP is based on two financial metrics that independent consultants to the Board advised were most highly correlated to growth in share price when the plan was first established in fiscal 2005. The two LTIP metrics are annual earnings per share growth and return on invested capital. Further, the allocation of long-term incentive earning opportunities between option grants and the cash-based LTIP helps balance pay delivery and outcomes, and serves to engage our NEOs in concert with other executive compensation elements to:

•	Focus on increasing total shareholder returns over the long term by concentrating on key drivers of share price;

•	Consider and make reasonable, long-term investments by measuring performance over multiple years; and

•	Use Company assets effectively in achieving earnings growth goals.

The fiscal 2011 long-term incentive target award opportunities for each of our NEOs were as follows:

Executive	Title	Total target annual award value for options and cash LTIP as % of base salary	Target value (in thousands)	Percentage allocated to stock options	Percentage allocated to cash LTIP
R. Bradley Lawrence	President and Chief Executive Officer	200%	$1,400.0	70%	30%
Robert D. George (1)	Vice President, Chief Financial Officer, Corporate Development and Secretary	140%	$609.0	60%	40%
Alain M. Durand (2)	Group Vice President	40%	$145.8	—	100%
Frank E. Houston	Senior Group Vice President	115%	$454.3	60%	40%
Stephen R. Larson	Vice President, Strategy & Technology	130%	$527.8	60%	40%

(1)	The table does not reflect the special stock option grant to Mr. George of 5,000 shares in connection with Mr. George’s change in responsibility.

(2)

The table does not reflect either the routine stock option grant of 2,600 shares Mr. Durand received prior to his promotion consistent with the Board practices for the position he then held as President of the Advanced Sensors subsidiary or the special stock option grant to Mr. Durand of 25,000 shares in connection with his promotion. The target value was converted using the spot exchange rate on the date of appointment, June 8, 2011, which was U.S. $1.00 = €0.686. Also, as a transition measure related to his promotion, Mr. Durand retained his appointment to the Advanced Sensors subsidiary cash long-term incentive plan for two open cycles, 2009-2011 and 2010-2012, with a proviso that his payments would be pro-rated between the Company’s LTIP and the Advanced Sensors’ LTIP for those cycles. Mr. Durand’s target under the Advanced Sensors LTIP was 36% of his base salary prior to promotion or $105.0 thousand (€72 thousand). See the following section titled “Cash-Based Long-Term Incentive Plan” for further information.

Stock Options

In accordance with advice from Towers Watson, management and the Committee determined the number of shares subject to each stock option grant using a Black-Scholes value per option of 40% of our Common Stock’s face value at grant, based on the price of our Common Stock at November 26, 2010 ($59.83). Options were granted a week or so later on December 9, 2010, with an exercise price equal to the closing price of our Common Stock on that date ($64.56). The stock options granted to the NEOs in fiscal 2011 are disclosed in the Grants of Plan-Based Awards Table for Fiscal 2011 included in this proxy statement. In January 2012, the Company discovered that the stock option issued to Mr. Lawrence in December 2010 was for 38,600 shares rather than for 40,900, as approved. Accordingly, a stock option grant for 2,300 shares was issued to Mr. Lawrence in January 2012 with an exercise price of $64.56 (equal to the closing price of our Common Stock on December 9, 2010, which is the date of the original grant) to correct the administrative error and complete the grant approved by the independent members of the Board in December 2010. The stock option issued to Mr. Lawrence in January 2012 is not included in the Grants of Plan-Based Awards Table for Fiscal 2011.

The independent members of the Board grant stock options based on Committee recommendations, with an exercise price equal to the closing price of our Common Stock on the date of grant, and the options become vested and exercisable over time. Typically, each grant vests and becomes exercisable in four equal annual installments and continues to be exercisable until ten years from the date granted. The options provide incentive for the creation of shareholder value over the long term because executives cannot realize the full benefit of the options unless our Common Stock price appreciates during the option term.

Generally, stock options to executives are granted once per year in December when other aspects of executive compensation are reviewed. We do not have, nor do we intend to have, a program, plan, or practice to time stock option grants for our executives in coordination with the release of material nonpublic information for the purpose of affecting the value of executive compensation. The Committee may also recommend option grants at other times, such as in connection with promotions. In addition to his annual stock option grant, Mr. Durand received a special stock option grant for 25,000 shares in connection with his promotion. Mr. George also received a special stock option grant of 5,000 shares in connection with his newly-assigned responsibilities as Mr. Larson began his transition towards retirement.

Cash-Based Long-Term Incentive Plan

The LTIP was first adopted in fiscal 2005 and was continued for fiscal 2011. In this plan, a new LTIP performance period begins with each fiscal year and extends for three years. Accordingly, there are three overlapping LTIP performance periods running at any given time. For example, currently, the 2010-2012 cycle is in its last year, the 2011-2013 cycle is in its second year, and the 2012-2014 cycle is in its first year. The two relevant cycles for purposes of fiscal 2011 compensation are (1) the 2009-2011 cycle which ended on the last day of fiscal 2011 and for which payments were made in early fiscal 2012 and (2) the 2011-2013 cycle for which target opportunities were set in early fiscal 2011.

In December 2010, the independent members of the Board assigned each participating executive a target opportunity for the 2011-2013 performance cycle based on compensation survey data and on Committee recommendations, as discussed above. The target opportunity is not guaranteed, but reflects what will be payable if the Company achieves established performance goals. Actual awards paid may be larger or smaller than target depending on Company performance over the three-year period. Award opportunities range from 0% to 400% of target opportunities. The 400% maximum award opportunity is intended to provide meaningful upside for significant outperformance relative to our performance targets, which is in keeping with our entrepreneurial management orientation. Actual awards are generally made in cash.

There are two performance goals under the LTIP: (1) growth in earnings per share and (2) return on invested capital. Payout amounts under the LTIP are determined based on the level of achievement of each of these two performance goals relative to each other, pursuant to a matrix where earnings per share growth is one axis and return on invested capital is the other axis. For purposes of the LTIP, (1) growth in earnings per share is based on all operating earnings and is calculated as the compound annual growth rate measured from the beginning of the base year to the end of the last year in a given performance cycle, and (2) return on invested capital is calculated as net income (before extraordinary items) divided by the monthly average invested capital during the corresponding fiscal year, averaged over the applicable performance cycle and expressed as a percentage. These two performance measures were selected for the LTIP for their direct correlation with the creation of shareholder value over time.

The performance targets established for the 2009-2011 performance cycle and the 2011-2013 performance cycle are the same and are consistent with expectations for longer-term performance in the market, inclusive of option expenses: 10% earnings per share growth and 6.0% return on invested capital. Generally, we hold these performance goals consistent over time, viewing them as longer-term standards for strong performance, with lesser regard to point-in-time economic conditions. We do review standards and the aforementioned matrix periodically to ensure continuing effectiveness. For awards under each of these performance cycles to equal 400% of target amounts, earnings per share would need to grow by 32% or more, and return on invested capital would need to equal or exceed 10%. For the 2009-2011 performance cycle, actual achievement of the growth in earnings per share goal was 1.95% and actual achievement of the return on invested capital goal was 6.7%. Accordingly, executives were paid 48.0% of their respective target amounts, with the exception of Mr. Durand. Actual award amounts under the LTIP are reflected in the Summary Compensation Table for Fiscal 2011 in this proxy statement.

As a transition measure related to his promotion, Mr. Durand retained his appointment to the Advanced Sensors subsidiary cash LTIP for two open cycles, 2009-2011 and 2010-2012, with a proviso that his payments would be pro-rated between the Company’s LTIP and the Advanced Sensors’ LTIP for those cycles. As such, for fiscal 2011, Mr. Durand earned a pay-out based one-third on the Company’s LTIP achievement and two-thirds on Advanced Sensors results. No payments were earned under the Advanced Sensors LTIP, so Mr. Durand’s payment was (1/3)(48% actual Company LTIP achievement)($145,772 target award, converted using the spot exchange rate on the date of appointment, June 8, 2011, which was U.S. $1.00 = €0.686) = $23,324. In fiscal 2012, Mr. Durand will be eligible for payment formulated as two-thirds of the Company’s LTIP achievement, and one-third of Advanced Sensors achievement. The Advanced Sensors LTIP is substantially similar to the Company’s LTIP design in all respects, except that the performance goals have been arithmetically translated to be consistent with operating unit accounting, such that the Company’s earnings per share growth goal is formulated as growth in operating profit, and the Company’s return on invested capital goal is formulated as return on operating investment

Benefits and Other Programs

Executive officers are allowed to participate in the Company’s standard benefit programs that are generally available to other employees, including medical, dental, life, disability, pension, 401(k), employee assistance, and similar retirement and health and group insurance plans.

In addition, each of our executive officers based in the U.S. is eligible to participate in a supplemental executive retirement pension plan that permits benefits to be earned on compensation that is in excess of certain statutory limits that apply to the traditional pension plan, as more fully described in the Pension Benefits section of this proxy statement. The Committee believes that these programs are important attraction and retention tools, and that they are reasonable because they are designed to provide executives the same benefits as other employee participants, albeit on above-limit compensation. Executive officers are also eligible to participate in an executive supplemental retirement and deferred compensation plan that allows participants to defer compensation in excess of certain statutory limits in the tax-qualified 401(k) plan and provides a Company match on deferred compensation amounts that exceed certain limits in the tax-qualified 401(k) plan, allowing executives to earn an equivalent portion in Company matching funds as that available to the general workforce in the tax-qualified plan, as more fully described in the Nonqualified Deferred Compensation Section of this proxy statement. The Company does not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants, any Company matching contributions and the underlying performance of the investment funds selected by the participants.

Consistent with past practice, internal equity and independent advice from Towers Watson, in September 2009 the Board approved an enhancement to the CEO’s supplemental retirement formula. The enhanced formula allows the CEO to earn pension benefits at the same accrual rate (1.6% per year of service) as other longer-service executive officers and recognizes Mr. Lawrence’s entire service with Esterline in that calculation.

Mr. Durand’s compensation, as the only NEO not based in the U.S., includes standard benefit programs generally offered to employees in France, plus other supplemental retirement programs common to executives in France, which were chosen and Company contributions formulated to give him a total retirement benefit equivalent to what is available for the other U.S.-based executives (apart from the CEO). No funding of these programs occurred in 2011. The supplemental retirement plans in which Mr. Durand will participate will be exclusively defined contribution plans with funding first applied to a plan that offers preferential tax treatment up to a statutory maximum for the executive, and the remainder in a vehicle that does not receive preferential tax treatment. To maintain internal equity for all NEOs, excluding the enhanced formula of the CEO, and to consider potential retirement income from both public and private sources, Mr. Durand’s retirement package will consider the same compensation sources and target income replacement ratios as the U.S. officers. Annual defined contribution funding to achieve the target is 10% of Mr. Durand’s eligible compensation and will be funded up to a maximum level allowed by French tax law through a tax-preferred arrangement known in France as “an Article 83 plan” and for amounts above that maximum, contributions will be made to a Life Policy, which is a retirement vehicle without preferential treatment under French tax laws. To determine the annual funding level, executive compensation consultants and actuaries from Towers Watson in France and the U.S. were consulted.

Executive officers also receive automobile allowances based on competitive market benchmarks, as do the Company’s subsidiary presidents and certain sales personnel. Similarly, executive officers are eligible for relocation benefits under standard Company policy, which may be enhanced for executive officers and other management employees on a case-by-case basis. Certain executive officers and other senior managers also receive limited financial planning services, airline club memberships and an annual physical. Where applicable, the value of these items is disclosed in the Summary Compensation Table for fiscal 2011 and accompanying notes. These benefits are a very small percentage of total compensation for NEOs. The Company does not generally provide executives with a tax gross-up to cover personal income taxes that might apply to any of these benefits, except in the case of certain company-required, actual relocation costs that an officer must include as regular income. In fiscal 2012, the Company provided one NEO, Mr. Larson, with a one-time tax gross up of approximately $14,706 in connection with an unanticipated tax liability caused by a new interpretation of imputed income related to the Company’s payment of financial planning services in fiscal 2011.

Change in Control Arrangements

To help ensure key officers focus their energy and attention on the best interests of the Company’s shareholders, we have entered into “double-trigger” change in control termination protection agreements with our officers, including the NEOs. These agreements are designed to protect our executives in the event of a change in control, by assuring compensation benefits if an executive were terminated without cause or were to resign for good reason following a change in control. The Committee believes the amounts payable under these agreements provide our executives with reasonable protection, both in principle and with consideration to competitive market practice. These agreements are more fully described in the Termination of Employment and Change in Control Arrangements section of this proxy statement.

The Committee believes it is important to balance the need to provide an incentive for the NEOs to seek out and complete transactions that are in the best interests of the Company and its shareholders, while limiting option acceleration to events intended to protect the Company from certain types of change in control transactions and to events that defeat the retention purpose of time-vested equity, which results if the acquiring company does not assume or replace options. For these reasons, all options issued under the Company’s 2004 Equity Incentive Plan, including those granted to the NEOs, become immediately vested and exercisable upon the consummation of certain events constituting a change in control of the Company, such as the acquisition by a third party of a significant portion of the Company’s outstanding securities or if there is a significant change in the composition of the Board. However, in the event of a merger or other similar transaction, only options not assumed or replaced by the acquiring company will become immediately vested and exercisable. See the Termination of Employment and Change in Control Arrangements section of this proxy statement for further detail.

The Company does not provide executives with a tax gross-up to cover personal income taxes that may apply to any of these change in control benefits.

Retirement of Mr. Larson

Due to his retirement, the Board did not evaluate or change Mr. Larson’s compensation for 2012. Nevertheless, the Board took action to preserve the value of a portion of an option grant made to Mr. Larson on December 11, 2008, which would have otherwise been unvested as of his planned retirement date of January 1, 2012, and would have resulted in 5,775 shares being forfeited by Mr. Larson due to the terms of the Board’s option grants at the time it was granted. In recognition for Mr. Larson’s outstanding contribution to the Company, the Board amended the terms of Mr. Larson’s December 11, 2008 option grant, effective January 1, 2012, to provide that the unvested portion of the option continues to vest after retirement, consistent with the post-retirement vesting terms that apply to all grants made to officers since 2009. The Company will recognize an additional, non-cash accounting cost of approximately $59,000 in fiscal 2012 as a result of this option grant amendment.

Material Pay Decisions Made in 2011 for Fiscal 2012

In December 2011, the independent members of the Board approved increases to the base salary, annual incentive plan target, and long-term incentive target for Mr. Lawrence. His base salary will increase 14.3% to $800,000, effective in January 2012; his annual incentive plan target for fiscal 2012 will increase to 80% of his base salary, and his long-term incentive target for fiscal 2012 will increase to 225% of base salary. These changes are intended to move his compensation toward a more competitive level relative to the market median of the 2011 peer group described above.

Stock Ownership Guidelines

In December 2011, to further strengthen the alignment between the interests of shareholders and of executive officers, the Board adopted stock ownership guidelines that will require the CEO to own shares of our Common Stock having a value equal to three-times the CEO’s base salary. The stock ownership guidelines will also apply to the other executive officers, requiring them to own shares of our Common Stock having a value equal to one-times the executive officer’s base salary. Implementation details of these guidelines are in development as of the publication date of this proxy statement, with the expectation that a completed policy will be implemented by the Board at its next regularly-scheduled meeting in March 2012.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

ANTHONY P. FRANCESCHINI, CHAIRMAN

DELORES M. ETTER

MARY L. HOWELL

JERRY D. LEITMAN

GARY E. PRUITT

STATEMENT REGARDING COMPENSATION PRACTICES

In fiscal 2011, the Compensation Committee and management continued their practice of conducting a comprehensive review of our compensation programs, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of the organization participate. The goal of this review was to assess whether any of our compensation programs, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on our business.

The Compensation Committee reviewed an inventory of our variable pay and sales commission plans, considering the number of participants in each plan, the target and maximum payment potential, and the performance goals of each plan. The Compensation Committee concluded that these programs were appropriate for our businesses and highly unlikely to create a material risk.

Although the programs are generally designed to pay for performance and provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees, including our named executive officers, are not encouraged to take unnecessary risks in managing our business. These factors include:

•	Oversight of programs (or components of programs) by committees of the Board, including the Compensation Committee;

•	Discretion provided to the Board and the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final payouts for executive-level incentive plans;

•

Oversight of programs by a broad-based group of functions within the organization, including the Chief Executive Officer, Chief Financial Officer, group vice presidents, vice president of Human Resources, and at multiple levels within the organization (both corporate and business units);

•

Target awards that are indexed on base pay, which is determined based on market data and the merit of individual performance; further, Company policy and practices control base pay levels carefully through analysis, reporting, and executive approvals that ensure we compensate employees fairly;

•

Incentives focused primarily on the use of broad-based financial metrics (such as growth in operating profit and return on investment), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;

•

Our long-term cash incentive plan focuses on operating earnings growth and average return on operating investment over overlapping three-year award periods. This creates a focus on driving sustained performance over multiple award periods, mitigating the potential for executives to take excessive risks to drive short-term performance spikes in any one award period;

•	Capping the potential payouts—under both short- and long-term incentive plans—to eliminate the potential for dramatic or risky windfalls;

•	Service-based vesting conditions with respect to equity grants; and

•	The long-term ownership interests in the Company held by our key executive officers and by members of the Board of Directors.

As a result of this review, both management and the Compensation Committee concluded that our total compensation plans, programs and practices are structured in the best interest of the Company and its shareholders. They are appropriately tailored to encourage employees to grow our business, but not incent them to do so in a way that poses unnecessary or excessive material risk to us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during the 2011 fiscal year, each of whom was listed in “Board and Board Committees—Compensation Committee” were independent directors and no member was an employee or former employee. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2011 fiscal year.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefits programs.

Summary Compensation Table for Fiscal 2011

The table below summarizes certain compensation information for fiscal 2011 for our Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2011 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
R. Bradley Lawrence	2011	$682,692	$1,264,233	$436,968	$449,335	$50,877	$2,884,105
President and Chief Executive Officer	2010	600,000	1,812,589	922,724	678,531	49,935	4,063,779
	2009	349,615	571,174	406,882	41,677	14,716	1,384,064

Robert D. George (5)	2011	431,971	699,567	265,692	230,519	29,220	1,656,969
Vice President, Chief Financial	2010	417,500	475,010	722,268	219,565	33,997	1,868,340
Officer, Corporate Development and	2009	415,207	442,519	699,578	319,851	33,330	1,910,485
Secretary

Alain M. Durand (6)	2011	305,422	1,015,054	266,817	—	—	1,587,293
Group Vice President

Frank E. Houston	2011	392,404	373,375	211,932	256,632	15,953	1,250,296
Senior Group Vice President	2010	376,538	354,616	527,340	217,272	29,334	1,505,100
	2009	351,346	286,726	427,705	285,284	33,174	1,384,235

Stephen R. Larson (7)	2011	403,231	432,328	240,581	147,807	75,449	1,299,396
Vice President, Strategy &	2010	390,000	411,530	641,856	343,748	39,960	1,827,094
Technology	2009	386,538	382,854	614,419	917,961	38,579	2,340,351

(1)

Represents the aggregate grant date fair value of option awards granted during the fiscal year, computed in accordance with ASC 718. Assumptions used to calculate these amounts are included in Note 13, “Employee Stock Plans,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 28, 2011.

(2)

For fiscal 2011, represents amounts earned under the annual incentive plan and the 2009-2011 performance cycle under the LTIP. Amounts earned under the annual incentive plan for fiscal 2011 were: Mr. Lawrence, $370,440; Mr. George, $153,468; Mr. Durand, $244,466; Mr. Houston, $139,356; Mr. Larson, $143,237. Amounts earned under the 2009-2011 performance cycle under the LTIP were: Mr. Lawrence, $66,528; Mr. George, $112,224; Mr. Durand, $22,351; Mr. Houston, $72,576; Mr. Larson, $97,344.

(3)

Represents the annual increase in the actuarial present value of accumulated benefits under our Pension Plan and Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+). Mr. Durand, being a French employee, is not eligible to participate in the Pension Plan or the SERP 2005+. Please refer to the Compensation Discussion and Analysis section of this proxy statement for details on benefits being tailored for Mr. Durand.

(4)

For fiscal 2011, includes match payments under the Company’s 401(k) plan ($7,350 for each Named Executive Officer other than Mr. Durand) and the Company’s Supplemental Executive Retirement & Deferred Compensation Plan (Mr. Lawrence, $24,244; Mr. George, $10,213; Mr. Houston, $8,603; Mr. Larson, $9,044). Also includes the following for each Named Executive Officer: Mr. Lawrence (automobile allowance, financial planning and club memberships); Mr. George (automobile allowance, club memberships and cost of annual physical); Mr. Larson (automobile allowance, financial planning, club memberships and cost of annual physical). We value the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits. For Mr. Larson, the amount also includes a tax gross-up payment of $14,706 paid in fiscal 2012 in connection with fiscal 2011 financial planning services, as further discussed in the Compensation Discussion and Analysis section of this proxy statement.

(5)

Mr. George’s responsibilities changed from Vice President, Chief Financial Officer, Secretary and Treasurer to Vice President, Chief Financial Officer, Corporate Development and Secretary in July 2011.

(6)

Mr. Durand was promoted from Platform President to Group Vice President in June of 2011. All of the amounts set forth in the Summary Compensation Table for Mr. Durand, other than the $1,015,054 related to the option awards which are valued in U.S. dollars, represent the U.S. dollar equivalent of payments made to Mr. Durand in Euros. All amounts reported for Mr. Durand were converted using the following average exchange rate for the 12-month period as of the end of the fiscal year: U.S. $1.00 = €0.7158.

(7)	Mr. Larson retired from the Company effective January 1, 2012.

Grants of Plan-Based Awards Table for Fiscal 2011

The following table provides information regarding grants of plan-based awards to the Named Executive Officers under our 2011 Annual Incentive Compensation Plan, LTIP and the 2004 Equity Incentive Plan during fiscal 2011.

Name	Approval Date	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)
R. Bradley Lawrence	—	—	(1)	$105,000	$420,000	$840,000	—	$—	$—
	—	—	(2)	—	420,000	1,680,000	—	—	—
	12/09/10	12/09/10	(3)	—	—	—	38,600	64.56	1,264,232
Robert D. George	—	—	(1)	43,500	174,000	348,000	—	—	—
	—	—	(2)	—	243,600	974,400	—	—	—
	12/09/10	12/09/10	(3)	—	—	—	15,300	64.56	501,109
	06/07/11	07/26/11	(3)	—	—	—	5,000	78.24	198,460
Alain M. Durand (4)	—	—	(1)	31,888	127,551	255,102	—	—	—
	—	—	(2)	—	145,772	583,088	—	—	—
	12/09/10	12/09/10	(3)	—	—	—	2,600	64.56	85,155
	06/07/11	06/08/11	(3)	—	—	—	25,000	73.32	929,899
Frank E. Houston	—	—	(1)	39,500	158,000	316,000	—	—	—
	—	—	(2)	—	181,700	726,800	—	—	—
	12/09/10	12/09/10	(3)	—	—	—	11,400	64.56	373,374
Stephen R. Larson	—	—	(1)	40,600	162,400	324,800	—	—	—
	—	—	(2)	—	211,120	844,480	—	—	—
	12/09/10	12/09/10	(3)	—	—	—	13,200	64.56	432,329

(1)

This shows the potential value of the payout for each Named Executive Officer under the 2011 Annual Incentive Compensation Plan if the threshold, target or maximum goals are satisfied. The potential payouts are performance driven and therefore completely at risk. The business measurements, performance goals and calculation for determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement. Actual amounts earned are disclosed in the Summary Compensation Table for Fiscal 2011 in this proxy statement. . The amounts above for Mr. Durand were converted using the spot exchange rate on the date of appointment, June 8, 2011, which was U.S. $1.00 = €0.686.

(2)

This shows the potential value of the payout for each Named Executive Officer under the LTIP if the target or maximum goals of the 2011-2013 performance cycle are satisfied. There is no threshold for this award. The potential payouts are performance driven and therefore completely at risk. The business measurements, performance goals and calculation determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement. Any payouts under the 2011-2013 performance cycle will be made in fiscal 2014. The amounts above for Mr. Durand were converted using the spot exchange rate on the date of appointment, June 8, 2011, which was U.S. $1.00 = €0.686.

(3)

The grants were made pursuant to the Company’s 2004 Equity Incentive Plan. The exercise price of the options is equal to the closing price of the Common Stock on the date of grant. The options vest at the rate of twenty-five percent per year on each of the first four anniversaries of the date of grant.

Annual Incentive Compensation Plan and LTIP

Payments under the 2011 Annual Incentive Compensation Plan and the LTIP are tied to key measures of corporate performance relating to the following financial objectives: earnings per share, growth in earnings per share and return on invested capital. For additional information regarding the 2011 Annual Incentive Compensation Plan and the LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.

2004 Equity Incentive Plan

Equity awards to our executive officers consist of stock options granted under the Company’s 2004 Equity Incentive Plan. Stock options have a term of ten years and typically vest in equal annual installments over the period from the date of grant until the fourth anniversary of the date of grant. The exercise price for all stock options is equal to the closing price of the Common Stock on the date of grant.

Offer Letter to Alain Durand

As described in the Executive Summary of the Compensation Discussion and Analysis section of this proxy statement, on June 8, 2011, the Board elected Mr. Durand as an executive officer of the Company, promoting him from his prior position as President of the Company’s Advanced Sensors platform to the title of Group Vice President. In consideration of that promotion, and consistent with the Company’s executive compensation programs and with its general employment practices, the Board approved the following terms, which were conveyed to Mr. Durand in an offer letter, and which were accepted by him: a base salary increase to €250,000 per year; participation in the Company’s annual incentive compensation plan for executive officers with a target award of 35% of base salary; participation in the Company’s long term incentive compensation plan for executive officers with a target award of €100,000; a stock option grant of 25,000 shares; participation in either the Company’s U.S.-based Supplemental Executive Retirement and Deferred Compensation Plan or a similar arrangement based in France; a change of control agreement which is standard for all executive officers, with the exception that due to certain dismissal indemnities and unemployment insurance arrangements that are typical for French executives and already in place as part of Mr. Durand’s employment terms, the amount to be paid should there be a change in control would be reduced by the amount due to Mr. Durand under the dismissal indemnity and unemployment insurance arrangements; continuation of unemployment insurance Mr. Durand had in his prior role; assistance with obtaining an L-1 visa to authorize him to work in the U.S.; a car allowance; and financial advisory services. Mr. Durand’s appointments to the Company’s annual incentive compensation plan and to its cash LTIP were modified as a transition measure to allow his continued participation in the Advanced Sensors plans, as further explained in the pertinent sections of the Compensation Discussion and Analysis section of this proxy statement. As with other officers, Mr. Durand is employed at-will and serves at the pleasure of the Board.

Fixed Cash Compensation in Proportion to Total Compensation

The proportion of fixed cash compensation (salary) compared to total compensation (as reported in the Summary Compensation Table for Fiscal 2011 included in this proxy statement) varies somewhat among the Named Executive Officers. Specifically, allocation among the different components of compensation varies based on the position and level of responsibility and on market data provided by Towers Watson that reflects the practices of other companies. For example, those Named Executive Officers with the greater ability to influence our performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options and cash-based incentive plan target awards. The lower the level of influence of an executive, the higher the percentage of their total compensation is in the form of base salary with a correspondingly lower percentage of stock options and cash-based incentive plan target awards. In general, the proportion of at-risk compensation increases with base salary level, which usually indicates relative scope and level of responsibility, such that those with higher salaries also have more of their total compensation at risk. Accordingly, executive compensation for higher-level executives is set to align closely with shareholder and Company long-term shared interests. In fiscal 2011, the percentage of fixed cash compensation as compared to total compensation was 24% for the Chief Executive Officer. For the other Named Executive Officers, the percentage of fixed cash compensation as compared to total compensation ranged between 19% and 31%.

Outstanding Equity Awards Table at Fiscal Year End 2011

The following table summarizes the total outstanding equity awards held as of October 28, 2011, by each of the Named Executive Officers.

Name	Grant Date		Option Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date
			Exercisable (#)	Unexercisable (#)
R. Bradley Lawrence	06/08/04	(1)	7,500	—	$26.24	06/08/14
	12/07/06	(1)	25,000	—	38.91	12/07/16
	12/06/07	(1)	6,600	2,200	53.00	12/06/17
	12/11/08	(1)	7,900	7,900	32.00	12/11/18
	06/04/09	(1)	10,000	10,000	29.86	06/04/19
	11/02/09	(1)	7,500	22,500	42.10	11/02/19
	12/10/09	(1)	13,000	39,000	41.00	12/10/19
	12/09/10	(1)	—	38,600	64.56	12/09/20
Robert D. George	12/05/02	(1)	10,000	—	17.90	12/05/12
	12/04/03	(1)	12,000	—	23.85	12/04/13
	12/09/04	(1)	12,000	—	34.30	12/09/14
	06/02/05	(1)	5,500	—	38.90	06/02/15
	12/08/05	(1)	17,500	—	38.98	12/08/15
	12/07/06	(1)	20,800	—	38.91	12/07/16
	12/06/07	(1)	12,825	4,275	53.00	12/06/17
	12/11/08	(1)	13,350	13,350	32.00	12/11/18
	12/10/09	(1)	5,425	16,275	41.00	12/10/19
	12/09/10	(1)	—	15,300	64.56	12/09/20
	07/26/11	(1)	—	5,000	78.24	07/26/21
Alain M. Durand	12/06/07	(1)	—	750	53.00	12/06/17
	12/11/08	(1)	—	2,200	32.00	12/11/18
	12/10/09	(1)	—	3,225	41.00	12/10/19
	12/09/10	(1)	—	2,600	64.56	12/09/20
	06/08/11	(1)	—	25,000	73.32	06/08/21
Frank E. Houston	12/08/05	(1)	9,500	—	38.98	12/08/15
	12/07/06	(1)	11,500	—	38.91	12/07/16
	12/06/07	(1)	7,350	2,450	53.00	12/06/17
	12/11/08	(1)	8,650	8,650	32.00	12/11/18
	12/10/09	(1)	4,050	12,150	41.00	12/10/19
	12/09/10	(1)	—	11,400	64.56	12/09/20
Stephen R. Larson	06/02/05	(1)	2,600	—	38.90	06/02/15
	12/08/05	(1)	15,000	—	38.98	12/08/15
	12/07/06	(1)	17,800	—	38.91	12/07/16
	12/06/07	(1)	10,875	3,625	53.00	12/06/17
	12/11/08	(1)	11,550	11,550	32.00	12/11/18
	12/10/09	(1)	4,700	14,100	41.00	12/10/19
	12/09/10	(1)	—	13,200	64.56	12/09/20

(1)	Options vest and become exercisable in four equal annual installments beginning on the first anniversary of the grant date.

Option Exercises in Fiscal 2011

The following table summarizes the option awards exercised during fiscal 2011 for each of the Named Executive Officers.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
R. Bradley Lawrence	—	$—
Robert D. George	15,000	814,424
Alain M. Durand	7,975	197,898
Frank E. Houston	—	—
Stephen R. Larson	24,000	1,006,452

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

Retirement Benefits

Pension Benefits for Fiscal 2011

The table below provides information as of October 28, 2011, regarding the number of years of credited service, the present value of accumulated benefits payable at normal retirement age, and any payments made during the last fiscal year with respect to the Esterline Technologies Retirement Plan (the “Pension Plan”), the Esterline Corporation Supplemental Retirement Income Plan for Key Executives (the “SERP Pre 2005”), and the Esterline Technologies Corporation Supplemental Retirement Income Plan (the “SERP 2005+”). Esterline froze the SERP Pre 2005 plan on December 31, 2004, and the SERP 2005+ plan became effective January 1, 2005. No payments were made from these plans to any of the Named Executive Officers during fiscal 2011.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
R. Bradley Lawrence	Pension Plan	4.77	$92,473	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+ (2)	9.12	1,110,453	—

	Total		$1,202,926	$—

Robert D. George	Pension Plan	13.83	$342,883	$—
	SERP Pre 2005	7.00	147,006	—
	SERP 2005+	6.83	557,620	—

	Total		$1,047,509	$—

Alain M. Durand (3)	Pension Plan	N/A	$—	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+	N/A	—	—

	Total		$—	$—

Frank E. Houston	Pension Plan	25.83	$819,570	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+	6.59	303,159	—

	Total		$1,122,729	$—

Stephen R. Larson	Pension Plan	30	$1,127,828	$—
	SERP Pre 2005	25	843,111	—
	SERP 2005+	5	1,202,747	—

	Total		$3,173,686	$—

(1)

The assumptions and methodology used in calculating the estimated present values shown in this column are generally consistent with those used and disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2011, except that the Named Executive Officers are assumed to retire at their earliest unreduced retirement age (age 65) or their current age, if later, and no pre-retirement terminations or deaths are assumed to occur. Also, no additional compensation or service is assumed beyond the October 28, 2011, calculation date. The specific relevant assumptions include a discount rate of 5.0% and post-retirement mortality based on the 2012 PPA Combined Mortality tables for males and females.

(2)

Effective November 1, 2009, with the promotion to Chief Executive Officer, Mr. Lawrence received a SERP formula enhancement. The enhancement includes accruing SERP 2005+ benefits using the Pension Plan’s final average pay formula and recognizes services under the plan from his date of hire rather than from his original SERP appointment. The present value of the enhancement is $860,514 as of the end of fiscal 2011.

(3)

Mr. Durand, being a French employee, is not eligible to participate in the Pension Plan or the SERP 2005+. Please refer to the Compensation Discussion and Analysis section of this proxy statement for details on benefits being tailored for Mr. Durand.

Esterline’s Pension Plan is a broad based, tax-qualified defined benefit pension plan that provides a benefit to eligible employees of the Company. Approximately 41% of all U.S. employees are eligible to participate in the Pension Plan.

Qualified pension benefits are based on a final average pay formula, which takes into account years of service and highest five-year average earnings, or a cash balance formula, with annual pay credits ranging from 2% to 6% of earnings plus an additional 2% of earnings in excess of the annual Social Security Taxable Wage Base, and interest credits which vary annually based on certain external indices. Earnings include base pay and annual and long-term incentive pay subject to statutory limitations. As of January 1, 2003, participants were given the option of continuing to accrue benefits under the final average pay formula, or to earn benefits under the cash balance formula. Since that date, all new participants are enrolled in the cash balance formula. Participants earning benefits under the final average pay formula must contribute 1% of after-tax compensation each year, while no employee contributions are required under the cash balance formula.

The standard form of benefit payment is a single life annuity for participants who are not married and a 50% joint and surviving spouse annuity for married participants. Alternatively, participants may elect a joint and surviving spouse annuity with a continuation percentage of 75% or 100%, or a life annuity with payments guaranteed for a 5-year, 10-year or 15-year period. Benefits earned under the cash balance formula may also be paid as a lump sum.

The annual benefit at normal retirement (age 65) under the final average pay formula is the participant’s highest five-year average pay less the participant’s primary Social Security benefit times 1.6%, times the participant’s credited service up to 30 years. Participants are eligible to receive early retirement benefits when they have completed five years of plan participation and their age plus service equals 65 years. Named Executive Officers which are eligible for early retirement are Mr. Lawrence, Mr. George and Mr. Houston. Mr. Lawrence and Mr. Houston are eligible under the Pension Plan and the SERP 2005+. Mr. George is eligible under the Pension Plan, the SERP Pre 2005, and the SERP 2005+. For participants who elect to receive benefits prior to age 65, benefits are reduced by 6 2/3% per year between ages 60 and 65, 3 1/3% per year between ages 55 and 60, 3% per year between ages 50 and 55, and 2% per year below age 50.

The Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+) provide benefit formulas and early retirement formulas that are similar to the final average pay formula and the cash balance formula in the Pension Plan, but permit benefits to be earned on compensation that is in excess of certain statutory limits that apply to the Pension Plan. However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the benefit formulas of the SERPs.

Nonqualified Deferred Compensation Table for Fiscal 2011

The table below provides information as of October 28, 2011, regarding each Named Executive Officer’s activity in the Esterline Technologies Supplemental Executive Retirement & Deferred Compensation Plan (the “DC SERP”). It includes information on executive voluntary contributions, Company contributions and aggregate earnings during the fiscal year. There were no distributions from the DC SERP in fiscal 2011.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
R. Bradley Lawrence	$69,846	$24,244	$117	$—	$187,792
Robert D. George	76,496	10,213	8,982	—	327,301
Alain M. Durand (5)	—	—	—	—	—
Frank E. Houston	20,866	8,603	(143)	—	120,456
Stephen R. Larson	28,572	9,044	9,158	—	192,227

(1)	Represents elective deferrals of compensation that are also reported as compensation earned in the Summary Compensation Table for Fiscal 2011 in this proxy statement.

(2)

Represents Company matching contributions to the DC SERP earned in fiscal 2011. Company contributions are also reported in the All Other Compensation column of the Summary Compensation Table for Fiscal 2011 in this proxy statement.

(3)	Represents increases/decreases due to dividends, earnings, fees and investment gains/losses.

(4)	Includes Company contributions earned in fiscal 2011 that will not be made until early 2012 following calendar and qualified plan year closing activities. Also includes amount reported in prior years.

(5)

Mr. Durand, being a French employee, is not eligible to participate in the DC SERP. Please refer to the Compensation Discussion and Analysis section of this proxy statement for details on benefits being tailored for Mr. Durand.

The DC SERP became effective on January 1, 2007. The plan provides an opportunity for participants to defer a portion of their cash compensation to be paid as a lump sum or in 10 annual installments upon retirement or at another future date. The executives may defer up to 75% of base pay and annual incentive compensation and up to 100% of long-term incentive compensation. Investment earnings are pursuant to each executive’s individual elections from among available investment options, substantially similar to those in the Company’s tax-qualified 401(k) plan, and are subject to daily valuation.

The DC SERP provides a Company match on part of the deferred compensation based on a formula that is substantially the same as that in the Company’s tax-qualified 401(k) plan. The Company match applies to deferred compensation amounts that exceed certain statutory limits in the tax-qualified 401(k) plan. However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the match calculation of the DC SERP.

Termination of Employment and Change in Control Arrangements

Termination Protection Agreements. The Company has entered into termination protection agreements with the Named Executive Officers which are designed to induce them to remain in the employ of the Company or any successor company in the event of a “Change in Control Event” by assuring compensation benefits if an officer is terminated without “Cause” or resigns for “Good Reason,” as defined in the agreements. In the event of such termination within two years after the day preceding a Change in Control Event, the agreements provide for:

•

a pro rata amount of the average compensation received during the prior two years, calculated as follows: the average compensation received during the prior two years multiplied by a fraction, the numerator of which is the number of days the executive was employed during the fiscal year in which termination occurs and the denominator of which is 365, with the product reduced (but not below zero) by the base salary and car allowance paid to the executive with respect to his/her employment during the fiscal year in which termination occurs;

•	a lump sum payment equal to all other earned, but unpaid amounts;

•	a lump sum payment equal to three times the average compensation paid during the prior two years;

•	reimbursement of certain legal fees and expenses associated with enforcing the agreement; and

•

continuation of life insurance, health and accident and disability benefits for the remainder of the initial two-year period or until other full-time employment is accepted, unless participation in the Company’s plans or programs is not practicable, in which case the Company may provide executive with substantially similar benefits or cash compensation on an after-tax basis sufficient for the executive to purchase such benefits.

In the event any payments under the termination protection agreements are considered to be “excess parachute payments” under Section 280G of the Internal Revenue Code, either alone or together with other Company payments, the payments will be reduced so that the payments will not be treated as “excess parachute payments.” However, this payment reduction will only take place if the reduction would provide to the officer a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

As stated in his offer letter, Mr. Durand’s termination protection agreement is standard for all executive officers, with the exception that due to certain dismissal indemnities and unemployment insurance arrangements that are typical for French executives and already in place as part of Mr. Durand’s employment terms, the amount to be paid under his Termination Protection Agreement, should there be a change in control event, would be reduced by the amount due to Mr. Durand under the dismissal indemnity and unemployment insurance arrangements.

For purposes of the termination protection agreements, the following definitions apply:

“Cause” is generally defined as:

•

the willful and continued failure by the executive to substantially perform his duties and obligations to the Company (other than any such failure resulting from illness, sickness, or physical or mental incapacity) which failure continues after the Company has given notice to the executive; or

•	the willful engaging by the executive in misconduct that is significantly injurious to the Company, monetarily or otherwise.

“Good Reason” is generally defined as:

•

a material diminution in the executive’s authority, duties, or responsibilities, including, for example, assignment to the executive of any duties inconsistent with, or the reduction of powers or functions associated with, his positions, duties, responsibilities and status with the Company immediately prior to the transaction or any removal of the executive from or any failure to re-elect the executive to any positions or offices the executive held immediately prior to the transaction, except in connection with the termination of the executive’s employment by the Company for cause or for disability, or a material negative change in the employment relationship, such as the failure to maintain a working environment conducive to the performance of the executive’s duties or the effective exercise of the powers or functions associated with the executive’s position, responsibilities and status with the Company immediately prior to the transaction;

•	the Company’s failure to pay the executive a monthly base salary at least equal to the then applicable minimum base salary provided for in the agreement;

•

the Company’s failure to pay the executive, within 75 days following the end of a fiscal year, compensation with respect to each such fiscal year ending after the transaction in an amount at least equal to the minimum total compensation provided for in the agreement;

•	the Company’s mandatory transfer of the executive to another geographic location, without the executive’s consent, outside of a twenty (20) mile radius from the executive’s current location;

•

Company action or omission, in its capacity as a plan administrator or otherwise, that would adversely affect the executive’s participation in any fringe benefit program in effect at the time of the transaction, or materially reduce the value of his or her benefits under any such program; or

•	failure by the Company to obtain an assumption of the obligations of the Company to perform the agreement by any successor.

Termination of employment by the executive will not be deemed to be for “Good Reason” unless the executive provides notice to the Company of the Good Reason conduct or event within 90 days of its occurrence and the Company has a 30-day opportunity after such notice to cure such conduct or event.

“Change in Control Event” is generally defined as:

•

an acquisition by any individual, entity or group of beneficial ownership of 30% or more of either (1) the then outstanding shares of Common Stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, excluding, certain acquisitions involving the Company or a related company; or

•

a change in the composition of the Board during any two-year period such that the incumbent Board members cease for any reason to constitute at least a majority of the Board (not including directors whose election was approved by at least two-thirds of the incumbent Board).

Equity Plans. As of October 28, 2011, all options held by the Named Executive Officers issued under the Company’s 1997 Amended and Restated Stock Option Plan were fully vested and exercisable pursuant to their original vesting terms.

Options granted pursuant to the Company’s 2004 Equity Incentive Plan to our executive officers on or after December 10, 2009, continue to vest in accordance with the normal vesting schedule in the event of termination due to “Full Retirement,” generally defined as a voluntary termination when the participant is age 65 or older and that is a bona fide end to the participant’s career in the industries and markets within which the Company does business. As previously noted in the Compensation Discussion and Analysis section of this proxy statement under the section titled “Specific Compensation Decisions for NEOs in Fiscal 2011—Retirement of Mr. Larson”, a stock option granted to Mr. Larson in 2008 was modified in December 2011 to be effective on January 1, 2012, to provide for this same benefit of post-retirement vesting.

In addition, all options held by the Named Executive Officers issued pursuant to the Company’s 2004 Equity Incentive Plan become fully and immediately vested and exercisable immediately prior to a “Company Transaction” that is not a “Change in Control” or a “Related Party Transaction,” unless such awards are converted, assumed, or replaced by the successor company. All options held by the Named Executive Officers issued pursuant to the Company’s 2004 Equity Incentive Plan become fully and immediately vested and exercisable immediately prior to a “Change in Control.”

For purposes of the 2004 Equity Incentive Plan, the following definitions apply:

“Company Transaction” is generally defined as the consummation of any of the following:

•	a merger or consolidation of the Company with or into any other company or other entity;

•	a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or

•	a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of at least 50% of the Company’s assets.

“Related Party Transaction” is generally defined as a Company Transaction pursuant to which:

•

the beneficial ownership of the Company or the resulting company remains the same with respect to at least 70% of the voting power of the outstanding voting securities in substantially the same proportions as immediately prior to such Company Transaction;

•

no entity (other than the Company or an affiliate) will beneficially own 30% or more of the outstanding shares of Common Stock of the resulting company or the voting power of the outstanding voting securities; and

•	the Company’s incumbent board will, after the Company Transaction, constitute at least a majority of the board of the company resulting from such Company Transaction.

“Change in Control” is generally defined as the occurrence of any of the following events:

•

an acquisition of beneficial ownership of 30% or more of either (a) the then outstanding shares of Common Stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company, or a Related Party Transaction); or

•

a change in the composition of the Board during any two-year period such that the incumbent board members cease to constitute at least a majority (not including directors whose election was approved by at least two-thirds of the incumbent board).

Annual Incentive Compensation Plan. Under the terms of the 2011 Annual Incentive Compensation Plan, participants must remain employed by the Company through the entire fiscal year and through the payment date (within 60 days following fiscal year-end) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to a pro-rata amount based on the participant’s period of active employment.

Long-Term Incentive Plan. Under the terms of the LTIP, participants must be actively employed by the Company through the entire performance period and through the payment date (no later than two-and-a-half months following approval by the Audit Committee of the Company’s financial reports for the pertinent fiscal periods) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to the actual award for the full performance period in the normal course so long as the participant completed at least one year of continuous employment during the performance period.

Pension Plans. Under the terms of the Pension Plan and SERPs (Pre 2005 and 2005+), a participant must earn five years of service to receive a termination benefit. Disability benefits are available to any active participant who becomes totally and permanently disabled and remains so until normal retirement age. The disability benefit is calculated assuming the rate of pay at disability continues in effect until normal retirement age, and includes service from the date of disability until normal retirement age. Normal retirement age is 65, with 5 years of service, and early retirement can occur once a participant’s age plus years of service equal at least 65 years.

Potential Payments Upon Termination of Employment or Change in Control

The estimated potential incremental payments and benefits for the Named Executive Officers under each termination scenario are outlined in the following table. The table does not include amounts payable under the DC SERP and benefits generally available to all employees on a non-discriminatory basis or earned benefits, which are payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination or change in control event had occurred. Actual amounts payable can only be determined at the time of termination or change in control.

		Termination Scenario (1)
Name	Benefit	Voluntary ($)	Retirement, Death or Disability ($)	Involuntary Termination With or Without Cause ($)	Change in Control Termination ($)
R. Bradley Lawrence	Severance Payment (2)	$—	$—	$—	$3,948,297
	Cash Incentives (3)	—	1,216,968	—	623,517
	Accelerated Equity (4)	—	—	—	1,439,398
	Continued Equity Vesting (5)	—	625,170	—	—
	Benefit Continuation (6)	—	—	—	27,842
	Excess Retirement Benefit (7)	3,864	3,864	3,864	3,864
	Excess Retirement Benefit (8)	—	—	—	—

Robert D. George	Severance Payment (2)	$—	$—	$—	$3,437,030
	Cash Incentives (3)	—	743,092	—	703,758
	Accelerated Equity (4)	—	—	—	612,267
	Continued Equity Vesting (5)	—	260,888	—	—
	Benefit Continuation (6)	—	—	—	38,712
	Excess Retirement Benefit (7)	4,681	4,681	4,681	4,681
	Excess Retirement Benefit (8)	—	—	—	—

Alain M. Durand (10)	Severance Payment (2)	$—	$—	$—	$1,085,649
	Cash Incentives (3)	—	547,400	—	54,022
	Accelerated Equity (4)	—	—	—	96,019
	Benefit Continuation (6)	—	—	—	21,776
	Retirement Benefit (11)	—	—	—	—

Frank E. Houston	Severance Payment (2)	$—	$—	$—	$2,558,872
	Cash Incentives (3)	—	544,832	—	450,684
	Accelerated Equity (4)	—	—	—	421,148
	Continued Equity Vesting (5)	—	194,765	—	—
	Benefit Continuation (6)	—	—	—	27,993
	Excess Retirement Benefit (7)	—	—	—	—
	Excess Retirement Benefit (8)	—	23,672	—	—
	Reduction of CIC Benefits (9)	—	—	—	(326,429)

Stephen R. Larson (12)	Severance Payment (2)	$—	$—	$—	$3,104,109
	Cash Incentives (3)	—	654,501	—	621,582
	Accelerated Equity (4)	—	—	—	529,728
	Continued Equity Vesting (5)	—	226,023	—	—
	Benefit Continuation (6)	—	—	—	24,782

(1)	All scenarios assume termination and/or change in control occurred on October 28, 2011, the last day of fiscal 2011. The closing price of our Common Stock on that date was $57.03 per share.

(2)

All executives receive a lump sum payment equal to three times the Minimum Total Compensation, generally defined as the aggregate gross cash compensation paid to the executive during the 24-month period prior to the change in control, divided by two.

(3)

The amounts under the Retirement, Death or Disability column represent (1) actual amounts earned under the 2011 Annual Incentive Compensation Plan and the 2009-2011 performance cycle under the LTIP that participants would only be entitled to if termination was due to retirement, death or disability, plus (2) target amounts under the 2010-2012 and 2011-2013 performance cycles under the LTIP that participants would only be entitled to if termination was due to retirement, death or disability. The terms of the LTIP provide that participants are entitled to the actual award for the full performance period in the event of retirement, death or disability after at least one year of continuous employment during a performance cycle, but the amounts in the table reflect the target amounts for the 2010-2012 and 2011-2013 performance cycles because actual awards under these cycles cannot be determined at this time. The amounts under the Change in Control Termination column represent an amount equal to Minimum Total Compensation minus base salary and car allowance received during the fiscal year.

(4)

Represents the difference between the closing price of the Company’s Common Stock on October 28, 2011, and the exercise price of the accelerated options. Options accelerate even if the executive’s employment is not terminated. For purposes of stock options granted under the 2004 Equity Incentive Plan, this assumes the stock options are not assumed or substituted for by the successor company in a company transaction.

(5)

Represents the difference between the closing price of the Company’s Common Stock on October 28, 2011, and the exercise price of options that were unvested as of October 28, 2011, but that would have continued to vest after termination of employment due to retirement.

(6)

Represents the cost of continuation of benefits for two years after the transaction, which is the longest period provided for under the termination protection agreements. These benefits include medical, dental, accident, disability and life insurance.

(7)

Represents the value of additional benefits due to early retirement, death, or for reasons other than disability in excess of what is shown in the Pension Benefits for Fiscal 2011 table in this proxy statement.

(8)	Represents the value of additional benefits due to termination of employment as a result of disability in excess of what is shown in the Pension Benefits for Fiscal 2011 table in this proxy statement.

(9)

Represents the reduction estimated to be necessary to avoid excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, on payments related to a change in control. Under the terms of the termination protection agreements, payments are only reduced if the reduction would provide the executive a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

(10)

All of the amounts set forth in the Termination Scenario Table for Mr. Durand represent the U.S. dollar equivalent of potential payments to Mr. Durand in Euros. All amounts reported for Mr. Durand were converted using the following average exchange rate for the 12-month period of fiscal 2011: U.S. $1.00 = €0.7158.

(11)

Mr. Durand, being a French employee, is not eligible to participate in the Pension Plan or the SERP 2005+. Please refer to the Compensation Discussion and Analysis section of this proxy statement for details on benefits being tailored for Mr. Durand. Our estimate of the benefit to Mr. Durand as of October 28, 2011, is $35,000 to $40,000.

(12)

As previously noted in the Compensation Discussion and Analysis section of this proxy under the section titled “Specific Compensation Decisions for NEOs in Fiscal 2011—Retirement of Mr. Larson”, Mr. Larson retired effective January 1, 2012. Therefore, amounts in the column for Change in Control Termination no longer apply.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s Common Stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in the proxy statement under SEC regulations and certain other similar transactions). Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board of Directors, in the case of directors. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval. Pursuant to the Audit Committee’s charter, it has been delegated the authority to review and approve all related party transactions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists of four non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of Section 303A.02 and other applicable sections of the NYSE listing standards and (ii) is financially literate in accordance with the requirements of Section 303A.07 of the NYSE listing standards. The Audit Committee annually reviews and reassesses its written charter, a copy of which is available on the Company’s website at www.esterline.com under the Corporate Governance tab.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements relating to the fiscal year ended October 28, 2011, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee selects and retains the Company’s independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters relating to the audit required to be discussed by Statements of Auditing Standards No. 114. In addition, the Audit Committee has discussed with the independent registered public accounting firm the accounting firm’s independence from management and the Company and received the written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board requiring the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 28, 2011, for filing with the Securities and Exchange Commission.

Respectfully submitted,

GARY E. PRUITT, CHAIRMAN

PAUL V. HAACK

MARY L. HOWELL

JAMES J. MORRIS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accounting firm, in fiscal 2011 and 2010 were as follows:

	Fees
	2011	2010
Audit fees (1)	$3,145,951	$3,597,190
Audit-related fees (2)	300,128	64,426
Tax fees (3)	203,135	180,636
All other fees	12,559	2,790

(1)

Includes professional services for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Form 10-Q filings, services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(2)

Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.

(3)

Includes fees associated with tax compliance, tax advice, and domestic and international tax planning. This category includes fees relating to tax planning on mergers and acquisitions, restructurings and other services related to tax disclosure and filing requirements.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee may either pre-approve such services without consideration of specific case-by-case services (“general approval”) or pre-approve specific services (“specific pre-approval”). Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee at the following meeting. When pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, for reasons such as familiarity with the Company’s business, people, culture, accounting systems, and risk profile and whether the services enhance the Company’s ability to manage or control risks and improve audit quality.

All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific pre-approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm. Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee has designated the Corporate Controller to monitor the services provided by the independent registered public accounting firm, to determine whether such services are in compliance with the pre-approval policy and to report the results of such monitoring to the Audit Committee on a periodic basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the shares of Common Stock that may be issued upon the exercise of options, warrants and rights under the Amended and Restated 1997 Stock Option Plan, the 2002 Employee Stock Purchase Plan and the 2004 Equity Incentive Plan, the only equity compensation plans of the Company in effect during the Company’s last fiscal year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (2) (3)
Equity compensation plans approved by security holders	2,014,400	$42.79	1,694,230
Equity compensation plans not approved by security holders	—	—	—

Total	2,014,400	$42.79	1,694,230

(1)	Includes 179,500 shares subject to outstanding options under the U.K. ShareSave Scheme, which is a subplan to the 2002 Employee Stock Purchase Plan.

(2)

Of these shares, 934,810 shares are available for issuance under the 2004 Equity Incentive Plan and 759,420 shares are available for purchase under the 2002 Employee Stock Purchase Plan (not including the 179,500 shares subject to outstanding options under the U.K. ShareSave Scheme) as of the end of the Company’s last completed fiscal year.

(3)

Pursuant to the 2004 Equity Incentive Plan, each of the Company’s non-employee directors receives an automatic grant of shares of Common Stock not subject to any restriction within 45 days after each annual shareholders meeting with an aggregate market value of $72,000 based on the closing price of the Common Stock on that date.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are offering our shareholders the opportunity to cast an advisory vote (commonly referred to as the “say on pay” vote) on the Company’s executive compensation program for named executive officers. The Board of Directors has determined that it will include this proposal in the Company’s proxy materials annually until the next required shareholder advisory vote on the frequency of shareholder advisory votes on the compensation of executives. Although this advisory vote is nonbinding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future compensation decisions for Named Executive Officers.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe our compensation program is based on a pay-for-performance structure, is well-aligned with the long-term interests of our shareholders, and is designed to attract, motivate, and retain executive officers who are critical to our success. Some of the features of our compensation program that illustrate our philosophy are:

•

A significant portion of an executive’s compensation is at-risk and is subject to the Company’s performance. In fiscal 2011, the executive compensation package (base salary, short- and long-term incentives at target) included 72% of at-risk compensation for the Chief Executive Officer and an average of 61% of at-risk compensation for the other Named Executive Officers.

•

Base salary increases are typically modest and in keeping with market pay data for executives with similar responsibilities and level of experience. Exceptional increases are limited to promotions or situations where the executive’s job performance is strong and his/her base salary is significantly under the market median.

•	Our stock option awards feature graduated vesting over a four-year period.

•	Our cash-based long-term incentive plan has three-year performance periods to encourage executives to make decisions that align our long-term goals with shareholder interests.

Shareholders are encouraged to read the full details of our executive compensation program as described in the Compensation Discussion and Analysis section of this proxy statement, the accompanying compensation tables and related narrative disclosure to properly evaluate our approach to compensating our executives.

For the reasons provided above, we recommend that the shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of this proxy statement and the accompanying compensation tables and related narrative disclosure in this proxy statement.

The Board of Directors unanimously recommends that you vote FOR this proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

PROPOSAL THREE:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was the independent registered public accounting firm that audited the Company’s consolidated financial statements for the fiscal year ended October 28, 2011. The Audit Committee of the Board of Directors of the Company requests that shareholders ratify its selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending October 26, 2012, at its annual meeting.

The Company is not obligated by law or its Certificate of Incorporation or Bylaws to seek ratification of the directors’ selection of its independent registered public accounting firm, but is doing so as a matter of corporate practice. If the selection of its independent registered public accounting firm is not ratified by shareholders, the Company may continue to use Ernst & Young LLP as its independent registered public accounting firm or, even if shareholders vote in favor of the selection, may select a new firm if, in the opinion of the Audit Committee, such a change would be in the best interests of the Company and its shareholders.

The Company expects that representatives of Ernst & Young LLP will be present at the 2012 annual meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the

Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company’s directors, executive officers and 10% or greater shareholders to file electronically reports of their ownership of Common Stock and of changes in such ownership to the SEC. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who did not file a Section 16 report on a timely basis. Based solely upon a review of such reports furnished to the Company and written representations from the executive officers and directors that no other reports were required, the Company believes that all such reports were filed on a timely basis during fiscal 2011.

OTHER MATTERS

As of the date of this proxy statement, the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement. Management knows of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

FORM 10-K AND OTHER CORPORATE GOVERNANCE INFORMATION

The 2011 Annual Report of the Company was provided to shareholders with this proxy statement. The Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2011, including the consolidated financial statements and the financial statement schedules, to any shareholder who makes a request. Contact Esterline Technologies Corporation, Attn: Corporate Communications, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 or call (425) 453-9400. This proxy statement, the 2010 Annual Report and the Annual Report on Form 10-K for the fiscal year ended October 28, 2011, are also available on the Company’s website, www.esterline.com under the Investor Relations tab. In addition, shareholders may find information relating to the Company’s corporate governance posted on the Company’s website, www.esterline.com under the Corporate Governance tab. Documents located in this section include the charters for the Audit, Compensation, and Nominating & Corporate Governance Committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics.

SHAREHOLDER PROPOSALS FOR 2013

In accordance with Securities and Exchange Commission’s Rule 14a-8, proposals of shareholders of the Company that are intended to be included in the Company’s proxy statement and presented by such shareholders at the Company’s 2013 annual meeting must be received at the Company’s principal executive office no later than September 23, 2012. Pursuant to Rule 14a-8, in order for a shareholder’s proposal to be eligible for inclusion in the Company’s proxy statement for the 2012 annual meeting, among other things, the shareholder must own at least one percent of the outstanding shares of Common Stock or shares of Common Stock with a market value of $2,000 for at least one year prior to submitting the proposal, and the shareholder must continue to own such stock through the date of the 2013 annual meeting. Shareholder proposals submitted to the Company outside the Rule 14a-8 process after December 7, 2012, will be considered untimely by the Company. In addition, if the Company receives notice of a shareholder proposal after December 7, 2012, the persons named as proxies in the proxy statement for the 2013 annual meeting will have discretionary voting authority to vote on such proposal at the 2013 annual meeting.

By order of the Board of Directors

/S/ ROBERT D. GEORGE
ROBERT D. GEORGE
Vice President,
Chief Financial Officer,
Corporate Development and Secretary

January 26, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

ESTERLINE TECHNOLOGIES CORPORATION

INTERNET

http://www.proxyvoting.com/esl

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

The Board of Directors recommends a vote FOR the following:

FOR AGAINST ABSTAIN

1. Election of the following Director Nominees: To serve a term that expires in 2015:

To serve a term that expires in 2015:

FOR AGAINST ABSTAIN

1.1 Delores M. Etter

1.2 Mary L. Howell

1.3 Jerry D. Leitman

1.4 Gary E. Pruitt

Please mark your votes as indicated in this example X

The Board of Directors recommends a vote FOR the following:

FOR AGAINST ABSTAIN

2. To approve, on a nonbinding basis, the compensation of the

Company’s named executive officers for the fiscal year ended

October 28, 2011.

FOR AGAINST ABSTAIN

The Board of Directors recommends a vote FOR the following:

3. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 26, 2012.

This proxy, when properly executed, will be voted in the manner directed on this proxy card. If no specification is made, a vote FOR all nominees and FOR proposals 2 and 3 will be entered. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your Esterline Technologies Corporation account online.

Access your Esterline Technologies Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Esterline Technologies Corporation, now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: http://www.proxyvoting.com/esl

FOLD AND DETACH HERE

PROXY

ESTERLINE TECHNOLOGIES CORPORATION

This Proxy is Solicited on Behalf of The Board of Directors

The undersigned hereby appoints R. Bradley Lawrence and Robert D. George and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 7, 2012, or at any adjournment or postponement thereof. The undersigned directs that this proxy be voted as follows:

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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